Exhibit 10.01

$600,000,000

CREDIT AGREEMENT

dated as of

November 29, 2013

among

MARTIN MARIETTA MATERIALS, INC.,

The LENDERS Listed Herein,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

WELLS FARGO BANK, N.A.,

BRANCH BANKING AND TRUST COMPANY

and

SUNTRUST BANK,

as Co-Syndication Agents

J.P. MORGAN SECURITIES LLC,

WELLS FARGO SECURITIES, LLC,

BB&T CAPITAL MARKETS,

SUNTRUST ROBINSON HUMPHREY, INC.,

and

DEUTSCHE BANK SECURITIES INC.,

Joint Lead Arrangers and Joint Bookrunners

COMMITMENT SCHEDULE

SCHEDULE I	–	Pricing Schedule
SCHEDULE II	–	Commitment Schedule
SCHEDULE III	–	Existing Letters of Credit
SCHEDULE 5.11(c)	–	Investments
SCHEDULE 5.11(d)	–	Related Businesses

EXHIBIT A-1	–	Term Note
EXHIBIT A-2	–	Revolving Credit Note
EXHIBIT B	–	Competitive Bid Quote Request
EXHIBIT C	–	Invitation for Competitive Bid Quotes
EXHIBIT D	–	Competitive Bid Quote
EXHIBIT E	–	Assignment and Assumption Agreement
EXHIBIT F	–	Compliance Certificate
EXHIBIT G		Exemption Certificate

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of November 29, 2013 among MARTIN MARIETTA MATERIALS, INC., the LENDERS listed on the signature pages hereof and JPMORGAN CHASE BANK, N.A., as Administrative Agent, and WELLS FARGO BANK, N.A., BRANCH BANKING AND TRUST COMPANY and SUNTRUST BANK, as Co-Syndication Agents.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein and in any Exhibit or Schedule hereto, have the following meanings:

“Absolute Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Absolute Rates pursuant to Section 2.03.

“Accepting Lender” has the meaning set forth in Section 9.07(f).

“Additional Lender” means any Person not theretofore a Lender that becomes a party to this Agreement pursuant to an amendment as contemplated by Section 9.07(d) or Section 9.07(e).

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent with a copy to the Borrower duly completed by such Lender.

“Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a “Controlling Person”) or (ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to vote 10% or more of any class of voting securities of a Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” means the Administrative Agent and the Co-Syndication Agents.

“Agreement” means this Credit Agreement as it may be amended from time to time.

“Applicable Base Rate Margin” means (i) in respect of Revolving Loans, the Base Rate Margin determined in accordance with the Pricing Schedule under “Revolving Loans” and (ii) in respect of Term Loans, the Base Rate Margin determined in accordance with the Pricing Schedule under “Term Loans”.

“Applicable Euro-Dollar Margin” means (i) in respect of Revolving Loans, the Euro-Dollar Margin determined in accordance with the Pricing Schedule under “Revolving Loans” and (ii) in respect of Term Loans, the Euro-Dollar Margin determined in accordance with the Pricing Schedule under “Term Loans”.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Competitive Bid Loans, its Competitive Bid Lending Office.

“Applicable Percentage” means, for any Revolving Lender and at any time, the percentage of the Total Revolving Commitments represented by such Lender’s Revolving Commitment; provided that (i) for purposes of Section 2.17, if at any time a Defaulting Lender shall exist, “Applicable Percentage” shall mean, for any Non-Defaulting Lender at such time, the percentage of the Total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment and (ii) for purposes of Section 2.16, the “Applicable Percentage” of any Revolving Lender with respect to any Letter of Credit Liabilities shall be adjusted to give effect to any reallocations thereof pursuant to Section 2.17. If the Revolving Commitments have been terminated in full or have expired, the Applicable Percentages shall be determined based upon the Revolving Commitments in effect immediately prior to such termination or expiration, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Assignee” has the meaning set forth in Section 9.08(c).

“Assignment and Assumption Agreement” means an agreement, substantially in the form of Exhibit E hereto, under which an interest of a Lender hereunder is transferred to an Assignee pursuant to Section 9.08(c) hereof.

“Auction” has the meaning set forth in Section 2.18(a).

“Auction Manager” has the meaning set forth in Section 2.18(a).

“Auction Procedures” means procedures for the conduct of any Auction as mutually determined by the Borrower and the Auction Manager and consented to by the Administrative Agent (such consent not to be unreasonably withheld).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus  1⁄2 of 1% and (c) the London Interbank Offered Rate for a one month Interest Period on such day (or if such day is not a Euro-Dollar Business Day, the immediately preceding Euro-Dollar Business Day) plus 1%, provided that for the avoidance of doubt, such London Interbank Offered Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 A.M., London time, on such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means a Committed Loan which bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the provisions of Section 2.16(c)(ii) or Article 8.

“Borrower” means Martin Marietta Materials, Inc., a North Carolina corporation.

“Borrower’s Securitization Facility” means, collectively, (i) the Account Purchase Agreement, dated as of April 21, 2009, by and between Wells Fargo Banks, National Association, acting through its Wells Fargo Business Credit operating division, and the Borrower, as amended, restated, supplemented or modified from time to time, (ii) the Credit and Security Agreement, dated as of April 19, 2013, by and between Martin Marietta Funding LLC, the Borrower and SunTrust Bank, as amended, restated, supplemented or modified from time to time and (iii) any other accounts receivable based revolving facility under which financing is provided to the Borrower or any of its Subsidiaries.

“Borrowing” has the meaning set forth in Section 1.03.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Lenders, as collateral for the Letter of Credit Liabilities, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lenders. Such cash and deposit account balances are referred to herein, collectively, as the “Cash Collateral”. The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent.

“Change in Law” means, for purposes of Section 8.01 and Section 8.03, the adoption of any applicable law, rule or regulation (including any new or additional regulations issued under, or implementing, any existing law to the extent of any new or additional requirements thereunder), or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States regulatory authorities, in each cash pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising such Borrowing, are Term Loans, Revolving Loans or Competitive Bid Loans, and when used in reference to any Credit Exposure, refers to whether such Credit Exposure is Revolving Credit Exposure or Term Exposure.

“Commitment” means a Revolving Commitment or a Term Commitment.

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Committed Loan” means a loan made by a Lender pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term Committed Loan shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Competitive Bid Absolute Rate” has the meaning set forth in Section 2.03(d)(ii)(D).

“Competitive Bid Absolute Rate Loan” means a loan to be made by a Lender pursuant to an Absolute Rate Auction.

“Competitive Bid Lending Office” means, as to each Lender, its Domestic Lending Office or such other office, branch or affiliate of such Lender as it may hereafter designate as its Competitive Bid Lending Office by notice to the Borrower and the Administrative Agent; provided that any Lender may from time to time by notice to the Borrower and the Administrative Agent designate separate Competitive Bid Lending Offices for its Competitive Bid LIBOR Loans, on the one hand, and its Competitive Bid Absolute Rate Loans, on the other hand, in which case all references herein to the Competitive Bid Lending Office of such Lender shall be deemed to refer to either or both of such offices, as the context may require.

“Competitive Bid LIBOR Loan” means a loan to be made by a Lender pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.03).

“Competitive Bid Loan” means a Competitive Bid LIBOR Loan or a Competitive Bid Absolute Rate Loan.

“Competitive Bid Margin” has the meaning set forth in Section 2.03(d)(ii)(C).

“Competitive Bid Quote” means an offer by a Lender, in substantially the form of Exhibit D hereto, to make a Competitive Bid Loan in accordance with Section 2.03.

“Competitive Bid Quote Request” means the notice, in substantially the form of Exhibit B hereto, to be delivered by the Borrower in accordance with Section 2.03 in requesting Competitive Bid Quotes.

“Consolidated Debt” means at any date the Debt of the Borrower and its Consolidated Subsidiaries (including, whether or not included as indebtedness of the Borrower or its Consolidated Subsidiaries under GAAP, the principal amounts outstanding under the Borrower’s Securitization Facility), determined on a consolidated basis as of such date; provided that at any date on which there are no Revolving Loans outstanding and no principal amounts are outstanding under the Borrower’s Securitization Facility, Consolidated Debt shall be reduced in an amount equal to the lesser of (a) $200,000,000 and (b) the excess of (i) of the unrestricted cash and Temporary Cash Investments of the Borrower and its Consolidated Subsidiaries over (ii) $50,000,000.

“Consolidated EBITDA” means, for any period, net income (or net loss) (before discontinued operations) plus the sum of (a) consolidated interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) depletion expense, (f) stock based compensation expense and (g) any non-cash losses or expenses from any unusual, extraordinary or otherwise non-recurring items as reasonably determined by the Borrower, and minus (x) consolidated interest income and (y) the sum of the amounts for such period of any income tax benefits and any income or gains from any unusual, extraordinary or otherwise non-recurring items as reasonably determined by the Borrower, in each case determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP and in the case of items (a) through (g) and items (x) and (y), to the extent such amounts were included in the calculation of net income. For the purpose of calculating Consolidated EBITDA for any period, if during such period the Borrower or any Subsidiary shall have made an acquisition or a disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition, as the case may be, occurred on the first day of such period.

“Consolidated Net Worth” means at any date the consolidated shareholders’ equity of the Borrower and its Consolidated Subsidiaries which would be reported on the consolidated balance sheet of the Borrower as total shareholders’ equity, determined as of such date.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Co-Syndication Agents” means Wells Fargo Bank, N.A., Branch Banking and Trust Company and SunTrust Bank, and “Co-Syndication Agent” means any of them, in their capacity as co-syndication agents in respect of this Agreement.

“Credit Exposure” means, with respect to any Lender at any time, its Revolving Credit Exposure or Term Exposure or both, as the context may require.

“Credit Party” means the Administrative Agent or any Issuing Lender.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles as in effect as of the date hereof, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance, bank guarantee or similar instrument which remain unpaid for two Domestic Business Days, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, provided that the amount of any such Debt which is not otherwise an obligation of such Person shall be deemed not to exceed the fair market value of such asset and (vii) all Debt of others guaranteed by such Person.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Domestic Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) such Loan has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless, in the case of any Loan, such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding such Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Domestic Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become (as has a Parent that has become) the subject of a Bankruptcy Event.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any Derivatives Transactions.

“Derivatives Transaction” means any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Dollars” or “$” means lawful currency of the United States.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“Effective Date” means the date on which the conditions precedent set forth in Section 3.01 shall have been satisfied.

“Eligible Institution” means any bank or other Person other than (i) a natural Person or (ii) a Defaulting Lender, provided that, subject to Section 2.18 and Section 2.19, neither the Borrower nor any of its Subsidiaries or Affiliates may be an Eligible Institution.

“Environmental Laws” means any and all applicable federal, state and local statutes, regulations, ordinances, rules, administrative orders, consent decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous substances, or hazardous wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances, or hazardous wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 4001(a)(14) of ERISA.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative

Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Dollar Loan” means any Committed Loan in respect of which interest is computed on the basis of a Euro-Dollar Rate.

“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.07(b) on the basis of a London Interbank Offered Rate.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Facility” means the Credit Agreement dated as of March 31, 2011 among the Borrower, the banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent for such banks, as amended and/or restated prior to the Effective Date.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended version or successor provision that is substantively comparable and not materially more onerous to comply with), and any regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fixed Rate Loans” means Euro-Dollar Loans or Competitive Bid Loans (excluding Competitive Bid LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.02 or 8.03) or both.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Group of Loans” means at any time a group of Loans consisting of (i) all Committed Loans of the same Class which are Base Rate Loans at such time or (ii) all Euro-Dollar Loans of the same Class having the same Interest Period at such time, provided that, if a Committed Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Indemnified Taxes” has the meaning set forth in Section 8.04.

“Interest Period” means:

(1) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day; and

(b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the further proviso below, end on the last Euro-Dollar Business Day of a calendar month;

(2) with respect to each Competitive Bid LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such whole number of months thereafter as the Borrower may elect in accordance with Section 2.03; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day; and

(b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the further proviso below, end on the last Euro-Dollar Business Day of a calendar month;

(3) with respect to each Competitive Bid Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than seven days) as the Borrower may elect in accordance with Section 2.03; provided that any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

provided further that any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Investment” means any investment in any Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of such Person, or (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, such Person.

“Invitation for Competitive Bid Quotes” means the notice substantially in the form of Exhibit C hereto to the Lenders in connection with the solicitation by the Borrower of Competitive Bid Quotes.

“Issuing Lender” means JPMorgan Chase Bank, N.A. and any other Lender that may agree to issue letters of credit hereunder (subject, at the option of such other Lender, to a sublimit to be mutually agreed upon by such Lender and the Borrower) pursuant to an instrument in form satisfactory to the Borrower, such Lender and the Administrative Agent, in each case in its capacity as issuer of a Letter of Credit hereunder. An Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such affiliate with respect to Letters of Credit issued by such affiliate.

“Johnson County Letter of Credit” means the Borrower’s existing letter of credit issued for the benefit of Johnson County, Kansas and any replacements thereof.

“Lender” means (i) each Person listed as a Lender on the signature pages hereof, (ii) each Additional Lender or Assignee that becomes a Lender pursuant to

Section 9.07(d) or Section 9.08(c) and (iii) their respective successors. Unless the context otherwise requires, each reference to a Lender or a Revolving Lender shall include each Issuing Lender.

“Letter of Credit” means a letter of credit to be issued hereunder by the Issuing Lender in accordance with Section 2.16 and any existing letters of credit listed on Schedule III.

“Letter of Credit Liabilities” means, for any Revolving Lender and at any time, such Lender’s Applicable Percentage of the sum of (x) the amounts then owing by the Borrower in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit.

“Letter of Credit Termination Date” means the tenth day preceding the Termination Date.

“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date, taken as one accounting period.

“LIBOR Auction” means a solicitation of Competitive Bid Quotes setting forth the Competitive Bid Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” and “Loans” mean and include each and every loan made by a Lender under this Agreement.

“Loan Modification Agreement” has the meaning set forth in Section 9.07(f).

“Loan Modification Offer” has the meaning set forth in Section 9.07(f).

“London Interbank Offered Rate” has the meaning set forth in Section 2.07(b).

“Material Adverse Effect” means a material adverse effect on (a) the ability of the Borrower to perform its obligations, taken as a whole, under this Agreement or any of the Notes, (b) the validity or enforceability of this Agreement or any of the Notes or (c) the rights and remedies of any Lender or the

Administrative Agent, taken as a whole, under this Agreement or any of the Notes.

“Material Debt” means, without duplication, Debt (other than the Loans) of the Borrower and/or one or more of its Restricted Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $50,000,000.

“Material Financial Obligations” means, without duplication, a principal or face amount of Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Restricted Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $50,000,000.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.

“MNPI” has the meaning set forth in Section 2.18(a)(viii).

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions.

“Non-Defaulting Revolving Lender” means, at any given time, any Revolving Lender that is not a Defaulting Lender at such time.

“Notes” mean the Term Notes or Revolving Credit Notes, as the case may be.

“Notice of Borrowing” means a Notice of Committed Borrowing or a Notice of Competitive Bid Borrowing.

“Notice of Committed Borrowing” has the meaning set forth in Section 2.02.

“Notice of Competitive Bid Borrowing” has the meaning set forth in Section 2.03(f).

“Notice of Interest Rate Election” has the meaning set forth in Section 2.13.

“Notice of Issuance” has the meaning set forth in Section 2.16(b).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Certificate” means a certificate signed by an officer of the Borrower.

“Open Market Purchases” has the meaning set forth in Section 2.19(a).

“Other Taxes” has the meaning set forth in Section 8.04.

“Outstanding Revolving Committed Amount” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of Revolving Loans made by it that are outstanding at such time and (ii) the aggregate amount of its Letter of Credit Liabilities at such time.

“Parent” means, with respect to any Lender, any Person directly or indirectly controlling such Lender.

“Participant” has the meaning set forth in Section 9.08(b).

“Participant Register” has the meaning set forth in Section 9.08(b).

“Patriot Act” has the meaning set forth in Section 9.16.

“Payment Date” has the meaning set forth in Section 2.16(c).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Amendments” has the meaning set forth in Section 9.07(f).

“Person” means any individual, firm, company, corporation, joint venture, joint-stock company, limited liability company or partnership, trust, unincorporated organization, government or state entity, or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group.

“Pricing Schedule” means the schedule attached hereto identified as such.

“Prime Rate” means the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York City from time to time as its Prime Rate.

“Principal Property” means, at any time, any manufacturing facility that is located in the United States, is owned by the Borrower or any of its Subsidiaries, and has a book value, net of any depreciation or amortization, pursuant to the then most recently delivered financial statements, in excess of 2.5% of the consolidated total assets of the Borrower and its Consolidated Subsidiaries, taken as a whole.

“Quarterly Date” means the last day of March, June, September and December in each year, commencing March 31, 2014.

“Reference Banks” means the principal London offices of Wells Fargo Bank, N.A. and JPMorgan Chase Bank, N.A. “Reference Bank” means any one of such Reference Banks.

“Register” has the meaning set forth in Section 2.05.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender for any amount drawn under a Letter of Credit.

“Reimbursement Obligation Default” means, with respect to any Reimbursement Obligation, the failure by the Borrower to pay any Reimbursement Obligation on the date that it is due, provided that no Reimbursement Obligation Default shall arise with respect to such Reimbursement Obligation if such Reimbursement Obligation shall have been converted into Base Rate Loans pursuant to Section 2.16(c)(ii).

“Replacement Revolving Credit Facility” has the meaning set forth in Section 9.07(d).

“Replacement Term Facility” has the meaning set forth in Section 9.07(e).

“Required Lenders” means at any time Lenders with more than 50% of the aggregate amount of the Credit Exposures at such time, subject to Section 2.17(b).

“Required Revolving Lenders” means at any time Revolving Lenders with more than 50% of the aggregate amount of the Revolving Credit Exposures at such time, subject to Section 2.17(b).

“Required Term Lenders” means at any time Term Lenders with more than 50% of the aggregate amount of the Term Exposures at such time, subject to Section 2.17(b).

“Restricted Subsidiary” means (x) any Significant Subsidiary, (y) any Subsidiary that has substantially all of its property located in the United States and that owns a Principal Property and (z) other Subsidiaries from time to time designated, by the Borrower by notice to the Administrative Agent, as Restricted Subsidiaries as necessary such that at all times, based on the most recent financial statements delivered pursuant hereto, at the end of any fiscal quarter the book value of the aggregate total assets, net of depreciation and amortization and after intercompany eliminations, of the Borrower and all of its Restricted Subsidiaries is not less than 85% of the consolidated total assets, net of depreciation and amortization and after intercompany eliminations, of the Borrower and its Consolidated Subsidiaries, taken as a whole.

“Retiring Lender” has the meaning set forth in Section 9.01(a).

“Revolving Commitment” means, for any Revolving Lender and at any time, its commitment hereunder to make Revolving Loans and purchase participations in Letters of Credit in an aggregate principal amount at an one time outstanding not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule under the caption “Revolving Commitment”, as the same may be changed from time to time pursuant to Section 2.12, Section 9.07(d) or Section 9.08(c).

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, (i) the amount of its Revolving Commitment (whether used or unused) at such time or (ii) if the Revolving Commitments have terminated in their entirety, the sum of the aggregate principal amount of its Revolving Loans and Competitive Bid Loans at such time plus its Letter of Credit Liabilities at such time.

“Revolving Credit Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A-2 hereto, evidencing the obligation of the Borrower to repay the Revolving Loans, and “Revolving Credit Note” means any one of such promissory notes issued hereunder.

“Revolving Credit Period” means the period from and including the Effective Date to but not including the Termination Date.

“Revolving Lender” means a Lender having a Revolving Commitment or an outstanding Revolving Loan, Competitive Bid Loan or Letter of Credit Liabilities.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC.

“Sanctioned Country” means a country subject or target of any Sanctions.

“Sanctioned Person” means (a)(i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC, or (b) a Person that is named on the SDN List.

“SDN List” means OFAC’s list of Specially Designated Nationals and Blocked Persons.

“Significant Subsidiary” means a Subsidiary with a book value of total assets, net of depreciation and amortization and after intercompany eliminations, equal to or greater than 5% of the consolidated total assets of the Borrower and its Consolidated Subsidiaries, taken as a whole.

“Specified Acquisition” has the meaning set forth in Section 5.09.

“Stop Issuance Notice” has the meaning set forth in Section 2.16(f).

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Taxes” has the meaning set forth in Section 8.04.

“Temporary Cash Investment” means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor’s (a division of The McGraw-Hill Companies, Inc.) and P-1 by Moody’s Investors Service, Inc., (iii) bank deposits, checking accounts, money market deposits and time deposits with, including certificates of deposit issued by, any office of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $1,000,000,000, (iv) obligations of a municipality or its agency that are supported by a letter of credit from an office of a bank or trust company meeting the criteria set forth in clause (iii) above provided the holder of such obligations may compel the repurchase or resale of such obligations within a one month period, (v) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, and (vi) investment funds, substantially all of whose assets are invested in Investments of the character and quality described in clauses (i) – (v) of this definition; provided in each case that such Investment matures within one year from the date of acquisition thereof by the Borrower or a Subsidiary.

“Term Commitment” means, for any Term Lender, its commitment hereunder to make Term Loans in an aggregate principal amount set forth opposite such Lender’s name on the Commitment Schedule under the caption “Term Commitment”.

“Term Exposure” means, as to any Term Lender, (i) on or prior to the Effective Date, the amount of its Term Commitment and (ii) thereafter, the aggregate outstanding principal amount of its Term Loans.

“Term Lender” means a Lender having a Term Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to Section 2.01(b).

“Term Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A-1 hereto, evidencing the obligation of the Borrower to repay the Term Loans, and “Term Note” means any one of such promissory notes issued hereunder.

“Termination Date” means November 29, 2018.

“Total Revolving Commitments” means, at the time for any determination thereof, the aggregate amount of the Revolving Commitments at such time.

“Total Outstanding Revolving Amount” means, at any time, the sum of (i) the aggregate principal amount of all Revolving Loans outstanding at such time, (ii) the aggregate principal amount of all Competitive Bid Loans outstanding at such time and (iii) the aggregate amount of the Letter of Credit Liabilities of all Revolving Lenders at such time.

“Transferee” has the meaning set forth in Section 9.08(e).

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined on an ongoing basis as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or an appointed trustee under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding the Commonwealths, territories and possessions of the United States.

“Withholding Agent” has the meaning set forth in Section 8.04.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant contained in Article 5 to eliminate the effect of any change after the date hereof in generally accepted accounting principles (which, for purposes of this proviso, shall include the generally accepted application or interpretation thereof) on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any such covenant for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles is adopted by the Borrower, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.03. Types and Classes of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to the Borrower pursuant to Article 2 on the same date, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement either (i) by reference to the pricing of Loans comprising such Borrowing (e.g., a “Fixed Rate Borrowing” is a Euro-Dollar Borrowing or a Competitive Bid Borrowing (excluding any such Borrowing consisting of Competitive Bid LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.03), and a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans), (ii) by reference to the provisions of Article 2 under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.01 in which all Lenders participate in proportion to their Commitments, while a “Competitive Bid Borrowing” is a Borrowing under Section 2.03 in which the Lender participants are determined on the basis of their bids in accordance therewith) or (iii) by Class (i.e., a “Revolving Borrowing” is a Borrowing under Section 2.01(a), while a “Term Borrowing” is a Borrowing under Section 2.01(b)).

ARTICLE 2

THE LOANS

Section 2.01. Commitments to Lend. (a) During the Revolving Credit Period, each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time in amounts such that (i) such Lender’s Outstanding Revolving

Committed Amount shall not exceed its Revolving Commitment and (ii) the Total Outstanding Revolving Amount shall not exceed the Total Revolving Commitments. Within the foregoing limits, the Borrower may borrow under this Section, prepay Revolving Loans to the extent permitted by Section 2.09 and reborrow at any time during the Revolving Credit Period under this Section. Each Borrowing under this Section shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02) and shall be made from the several Revolving Lenders in respective amounts equal to their respective Applicable Percentages of such Borrowing.

(b) Each Term Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a loan to the Borrower on the Effective Date in an amount equal to such Lender’s Term Commitment. The Term Commitments are not revolving in nature, and amounts repaid in respect of the Term Loans may not be reborrowed.

Section 2.02. Notice of Committed Borrowing. The Borrower shall give the Administrative Agent notice (a “Notice of Committed Borrowing”) not later than 12:00 noon (New York City time) on (x) the date of each Base Rate Borrowing and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate; and

(iv) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03. Competitive Bid Borrowings. (a) The Competitive Bid Option. In addition to Committed Borrowings pursuant to Section 2.01, the Borrower may, as set forth in this Section, request the Revolving Lenders during the Revolving Credit Period to make offers to make Competitive Bid Loans to the Borrower. The Revolving Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b) Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile transmission a Competitive Bid

Quote Request substantially in the form of Exhibit B hereto so as to be received not later than 12:00 noon (New York City time) on (x) the fifth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified the Revolving Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

(i) the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

(ii) the aggregate amount of such Borrowing, which shall be $5,000,000 or a larger multiple of $1,000,000,

(iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

(iv) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or a Competitive Bid Absolute Rate.

The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request.

(c) Invitation for Competitive Bid Quotes. Promptly upon receipt of a Competitive Bid Quote Request, the Administrative Agent shall send to the Revolving Lenders by telex or facsimile transmission an Invitation for Competitive Bid Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Revolving Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section.

(d) Submission and Contents of Competitive Bid Quotes. (i) Each Revolving Lender may submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.03(d) and must be submitted to the Administrative Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 9.02 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified the Revolving Lenders not later than the date of the

Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Competitive Bid Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Lender may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Lenders, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Lenders, in the case of an Absolute Rate Auction. Subject to Article 3 and 6, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

(ii) Each Competitive Bid Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

(A) the proposed date of Borrowing,

(B) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Revolving Commitment of the quoting Revolving Lender, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Competitive Bid Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Revolving Lender may be accepted,

(C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the “Competitive Bid Margin”) offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

(D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Competitive Bid Absolute Rate”) offered for each such Competitive Bid Loan, and

(E) the identity of the quoting Revolving Lender.

A Competitive Bid Quote may set forth up to five separate offers by the quoting Revolving Lender with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes.

(iii) Any Competitive Bid Quote shall be disregarded if it:

(A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii) above;

(B) contains qualifying, conditional or similar language;

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

(D) arrives after the time set forth in subsection (d)(i).

(e) Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms (x) of any Competitive Bid Quote submitted by a Revolving Lender that is in accordance with subsection (d) and (y) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Revolving Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request, (B) the respective principal amounts and Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.

(f) Acceptance and Notice by Borrower. Not later than 10:30 A.M. (New York City time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified the Revolving Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a “Notice of Competitive Bid Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part; provided that:

(i) the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

(ii) the principal amount of each Competitive Bid Borrowing must be $5,000,000 or a larger multiple of $1,000,000;

(iii) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be; and

(iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

(g) Allocation by Administrative Agent. If offers are made by two or more Revolving Lenders with the same Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Revolving Lenders as nearly as possible (in multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

Section 2.04. Notice to Lenders; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall give each Lender participating therein prompt notice of the contents thereof and of such Lender’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by Borrower.

(b) Not later than 2:00 P.M. (New York City time) on the date of each Borrowing, each Lender participating therein shall make available its share of such Borrowing in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.02. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, (i) in the case of a payment made by a Lender, at the Federal Funds Rate and (ii) in the case of a payment made by the Borrower, at the interest rate applicable to the Loans constituting such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

(d) The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of the Borrowing.

Section 2.05. Registry; Notes. (a) The Administrative Agent shall maintain a register (the “Register”) on which it will record each Commitment of each Lender, each Loan made by each Lender and each repayment of any Loan made by each Lender. Any such recordation by the Administrative Agent on the Register shall be presumptively correct, absent manifest error.

(b) The Borrower hereby agrees that, promptly upon the request of any Lender at any time, the Borrower shall deliver to such Lender a Note, duly executed by the Borrower and payable to the order of such Lender and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Term Loans or Revolving Loans, as the case may be, made to the Borrower by such Lender, with interest as provided herein on the unpaid principal amount from time to time outstanding.

(c) Each Lender shall record the date, amount and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and each Lender receiving a Note pursuant to this Section, if such Lender so elects in connection with any transfer or enforcement of any Note, may endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that neither the failure of such Lender to make any such recordation or endorsement nor any error therein shall affect the obligations of the Borrower hereunder or under any Note. Such Lender is hereby irrevocably authorized by the Borrower so to endorse any Note and to attach to and make a part of any Note a continuation of any such schedule as and when required.

Section 2.06. Maturity of Loans; Amortization. (a) Each Revolving Loan shall mature, and the outstanding principal amount thereof shall be due and payable, on the Termination Date.

(b) The Borrower shall repay Term Loans, for the ratable account of each Term Lender, on the dates set forth below, or if any such date is not a Domestic Business Day, on the next preceding Domestic Business Day, in the principal amount equal to the percentage set forth below of the initial principal amount of Term Loans (as adjusted from time to time pursuant to Section 2.09):

Payment Date	Term Loan Percentage
March 31, 2014	1.25%
June 30, 2014	1.25%
September 30, 2014	1.25%
December 31, 2014	1.25%
March 31, 2015	1.25%
June 30, 2015	1.25%
September 30, 2015	1.25%
December 31, 2015	1.25%
March 31, 2016	1.875%
June 30, 2016	1.875%
September 30, 2016	1.875%
December 31, 2016	1.875%
March 31, 2017	1.875%
June 30, 2017	1.875%
September 30, 2017	1.875%
December 31, 2017	1.875%
March 31, 2018	1.875%
June 30, 2018	1.875%
September 30, 2018	1.875%

provided that the aggregate principal amount of Term Loans then outstanding shall be paid in full by the Borrower on the Termination Date.

(c) Each Competitive Bid Loan included in any Competitive Bid Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

Section 2.07. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base

Rate plus the Applicable Base Rate Margin for such day. Such interest shall be payable at maturity, quarterly in arrears on each Quarterly Date prior to maturity and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on the date of such conversion. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

The “London Interbank Offered Rate” applicable to any Interest Period means the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) providing rate quotations comparable to those currently provided on such page of such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Euro-Dollar Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “London Interbank Offered Rate” for such Interest Period shall be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the respective rates per annum at which deposits in dollars are offered by each of the Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

(c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Applicable Euro-Dollar Margin for such day plus the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than three months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Reference Banks are offered by such Reference Bank in the London interbank market for the applicable period determined as provided above and (ii) the sum of 2% plus the Applicable Euro-

Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Loan at the date such payment was due.

(d) Subject to Section 8.02 and 8.03, each Competitive Bid LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.07(b) as if the related Competitive Bid LIBOR Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Competitive Bid Margin quoted by the Lender making such Loan in accordance with Section 2.07(b). Each Competitive Bid Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Competitive Bid Absolute Rate quoted by the Lender making such Loan in accordance with Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Competitive Bid Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error (it being understood and agreed that the Administrative Agent shall not be required to disclose to the Borrower, the Lenders or any other party hereto any information regarding any Reference Bank or any rate provided by such Reference Bank in accordance with the definition of “London Interbank Offered Rate”, including, without limitation, whether a Reference Bank has provided a rate or the rate provided by any individual Reference Bank).

(f) Each Reference Bank agrees to use its best efforts to furnish quotations to the Administrative Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.02 shall apply.

Section 2.08. Mandatory Termination of Commitments. (a) The Revolving Commitments shall terminate on the Termination Date.

(b) The Term Commitments shall terminate at the close of business on the earlier of (i) the Effective Date and (ii) December 3, 2013, if the Effective Date shall not have occurred on or before such date.

Section 2.09. Optional Prepayments. (a) Subject in the case of any Euro-Dollar Borrowing to Section 2.14, the Borrower may, upon notice to the Administrative Agent not later than 11:30 A.M. (New York City time) on the date of such prepayment, prepay any Group of Base Rate Loans (or any Competitive Bid Borrowing bearing interest at the Base Rate pursuant to Section 8.02 or 8.03) or upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000 by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group of Loans (or Borrowing).

(b) Optional prepayments of Term Loans pursuant to subsection (a) above shall be applied pro rata against the remaining scheduled installments of principal due in respect of Term Loans under Section 2.06(b).

(c) Except as provided in subsection (a) above, the Borrower may not prepay all or any portion of the principal amount of any Competitive Bid Loan prior to the maturity thereof.

(d) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower; provided, however, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Debt, in which case such notice of prepayment may be revoked by the Borrower if such condition is not satisfied.

Section 2.10. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans, of Letter of Credit Liabilities and of fees hereunder, not later than 2:00 P.M. (New York City time) on the date when due, in funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.02. If a Fed-Wire reference or tracer number has been received, from the Borrower or otherwise, by the Administrative Agent by that time the Borrower will not be penalized for a payment received after 2:00 P.M. (New York City time). The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or Letter of Credit Liabilities or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, the Competitive Bid Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(c) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), Section 2.10(b) or Section 2.16(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.11. Fees. (a) The Borrower shall pay to the Administrative Agent for the account of the Revolving Lenders ratably a facility fee at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule) on the daily aggregate amount of the Revolving Credit Exposures. Such facility fee shall accrue from and including the Effective Date to but excluding the date that the Revolving Credit Exposures are reduced to zero.

(b) The Borrower shall pay to the Administrative Agent (i) for the account of the Revolving Lenders ratably a letter of credit fee accruing daily on the aggregate amount available for drawing under all outstanding Letters of Credit at the Letter of Credit Fee Rate (determined daily in accordance with the Pricing Schedule) and (ii) for the account of each Issuing Lender a letter of credit fronting fee accruing daily on the aggregate amount available for drawing under all outstanding Letters of Credit issued by such Issuing Lender at a rate per annum mutually agreed from time to time by the Borrower and such Issuing Lender.

(c) Accrued fees under this Section shall be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Revolving Commitments in their entirety (and, if later, the date the Revolving Credit Exposures are reduced to zero).

Section 2.12. Reduction or Termination of Revolving Commitments. During the Revolving Credit Period, the Borrower may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Revolving Commitments at any time, if the Total Outstanding Revolving Amount is equal to zero at such time or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or a larger multiple of $1,000,000, the aggregate amount of the Revolving Commitments in excess of the Total Outstanding Revolving Amount at such time.

Section 2.13. Method of Electing Interest Rates. (a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8 and the last sentence of this subsection(a)), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day and

(ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.14 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 12:00 noon. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans and (ii) the portion to which such notice applies, and the remaining portion to which it does not apply, are each $5,000,000 or any larger multiple of $1,000,000. If no such notice is timely received prior to the end of an Interest Period, the Borrower shall be deemed to have elected that all Loans having such Interest Period be converted to Base Rate Loans at the end of such Interest Period.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d) An election by the Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section shall not constitute a “Borrowing” subject to the provisions of Section 3.02.

Section 2.14. Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(c), or if the Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loans after notice has been given to any Lender in accordance with Section 2.04(a), 2.09 or 2.13 the Borrower shall reimburse each affected Lender within 30 days after demand for any resulting loss or expense incurred by it, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue, provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.15. Computation of Interest and Fees. The facility fee paid pursuant to Section 2.11 and interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.16. Letters of Credit.

(a) Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof, each Issuing Lender agrees to issue Letters of Credit from time to time before the Letter of Credit Termination Date upon the request of the Borrower; provided that, immediately after each Letter of Credit is issued (i) the Total Outstanding Revolving Amount shall not exceed the Total Revolving Commitments and (ii) the aggregate amount of the Letter of Credit Liabilities shall not exceed $50,000,000. Upon the date of issuance by an Issuing Lender of a Letter of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion of its Applicable Percentage.

(b) Method for Issuance; Terms; Extensions.

(i) The Borrower shall give the Issuing Lender notice at least three Domestic Business Days (or such shorter notice as may be acceptable to the Issuing Lender in its discretion) prior to the requested issuance of a Letter of Credit (or, in the case of renewal or extension, prior to the Issuing Lender’s deadline for notice of nonextension) specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension of a Letter of Credit, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Revolving Lender of the contents thereof and of the amount of such Revolving Lender’s participation in such Letter of Credit.

(ii) The obligation of the Issuing Lender to issue each Letter of Credit shall, in addition to the conditions precedent set forth in Article 3, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Lender and that the Borrower shall have executed and delivered such other customary instruments and agreements relating to such Letter of Credit as the Issuing Lender shall have reasonably requested; provided, however, that each Issuing Lender agrees that in the event of any inconsistency between such instruments and agreements and this Agreement the provisions of this Agreement shall prevail. The Borrower shall also pay to the Issuing Lender for its own account issuance, drawing, amendment, settlement and extension charges, if any, in the amounts and at the times as agreed between the Borrower and the Issuing Lender.

(iii) The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the Issuing Lender, the Issuing Lender shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension. Each Letter of Credit shall expire at or before the close of business on the date that is one year after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that (i) a Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis unless notice of termination is given by the Issuing Lender and (ii) in no event will a Letter of Credit other than the Johnson County Letter of Credit expire (including pursuant to a renewal or extension thereof) on a date later than the Letter of Credit Termination Date; provided that the Borrower shall Cash Collateralize its obligations with respect to the Johnson County Letter of Credit not later than the Termination Date. Upon and subject to the posting of such Cash Collateral, the obligations of the Revolving Lenders in respect of the Johnson County Letter of Credit shall terminate, and fees in respect thereof shall be payable solely for the account of the Issuing Lender.

(c) Payments; Reimbursement Obligations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each Revolving Lender as to the amount to be paid as a result of such demand or drawing and the date such payment is to be made by the Issuing Lender (the “Payment Date”). The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender for any amounts paid by the Issuing Lender upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. Such Reimbursement Obligation shall be due on the Payment Date; provided that no such payment shall be due from the Borrower any earlier than the date of receipt by it of notice of its obligation to make such payment (or, if such notice is received by the Borrower after 11:00 A.M. (New York City time)

on any date, on the next succeeding Domestic Business Day); and provided further that if and to the extent any such Reimbursement Obligation is not paid by the Borrower in accordance with this clause (i) or clause (ii) below on the Payment Date, then (irrespective of when notice thereof is received by the Borrower), such Reimbursement Obligation shall bear interest, payable on demand, for each day from and including the Payment Date to but not including the date such Reimbursement Obligation is paid in full or converted to Base Rate Revolving Loans pursuant to clause (ii) below, at a rate per annum equal to the rate applicable to Base Rate Revolving Loans for such day.

(ii) If the Revolving Commitments remain in effect on the Payment Date, such Reimbursement Obligation shall, if and to the extent that the amount of such Reimbursement Obligation would be permitted as a Borrowing of Committed Revolving Loans pursuant to Section 3.02, and unless the Borrower otherwise instructs the Administrative Agent by not later than 11:30 a.m. (New York City time) on the Payment Date, convert automatically to Base Rate Revolving Loans on the Payment Date. The Administrative Agent shall, on behalf of the Borrower (which hereby irrevocably directs the Administrative Agent so to act on its behalf), give notice no later than 12:00 noon (New York City time) on such date requesting each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Base Rate Loan, in an amount equal to such Revolving Lender’s Applicable Percentage of the Reimbursement Obligation with respect to which such notice relates. Each Revolving Lender shall make such Loan available to the Administrative Agent at its address referred to in Section 9.02 in immediately available funds, not later than 2:00 P.M. (New York City time), on the date specified in such notice. The Administrative Agent shall pay the proceeds of such Loans to the Issuing Lender, which shall immediately apply such proceeds to repay the Reimbursement Obligation.

(iii) To the extent a Reimbursement Obligation is not refunded by a Revolving Lender pursuant to clause (ii) above, such Revolving Lender will pay to the Administrative Agent, for the account of the Issuing Lender, immediately upon the Issuing Lender’s demand at any time during the period commencing after such Reimbursement Obligation arises until reimbursement therefor in full by the Borrower, an amount equal to such Revolving Lender’s Applicable Percentage of such Reimbursement Obligation, together with interest on such amounts for each day from the date of the Issuing Lender’s demand for such payment (or, if such demand is made after 1:00 P.M. (New York City time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Revolving Lender of such amount at a rate of interest per annum equal to the Federal Funds Rate for the first three Domestic Business Days after the date of such demand and thereafter at a rate per annum equal to the Base

Rate for each additional day. The Issuing Lender will pay to each Revolving Lender ratably all amounts received from the Borrower for application in payment of its Reimbursement Obligations in respect of any Letter of Credit, but only to the extent such Revolving Lender has made payment to the Issuing Lender in respect of such Letter of Credit pursuant hereto; provided that in the event such payment received by the Issuing Lender is required to be returned, such Revolving Lender will return to the Issuing Lender any portion thereof previously distributed to it by the Issuing Lender.

(d) Obligations Absolute. The obligations of the Borrower and each Revolving Lender under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(ii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iii) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Revolving Lender (including the Issuing Lender) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(v) payment under a Letter of Credit against presentation to the Issuing Lender of documents that do not comply with the terms of such Letter of Credit;

(vi) any termination of the Revolving Commitments prior to, on or after the Payment Date for any Letter of Credit, whether at the scheduled termination thereof, by operation of Section 6.01 or otherwise; or

(vii) any other act or omission to act or delay of any kind by any Revolving Lender (including the Issuing Lender), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (viii), constitute a legal or equitable discharge of or defense to the Borrower’s or the Revolving Lender’s obligations hereunder;

provided, that this Section 2.16(d) shall not limit the rights of the Borrower under Section 2.16(e)(ii).

(e) Indemnification; Expenses.

(i) The Borrower hereby indemnifies and holds harmless each Revolving Lender (including each Issuing Lender) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which it may reasonably incur in connection with a Letter of Credit issued pursuant to this Section 2.16; provided that the Borrower shall not be required to indemnify any Revolving Lender (including the Issuing Lender) or the Administrative Agent, for any claims, damages, losses, liabilities, costs or expenses (i) to the extent such indemnification relates to relationships between or among each of, or any of, the Revolving Lenders (including each Issuing Lender), the Administrative Agent or any Assignee or Participant or (ii) to the extent found by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of such Person or the bad faith breach by such Person of any of its material obligations hereunder.

(ii) None of the Revolving Lenders (including, subject to the proviso below, an Issuing Lender) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (d) above; provided that, notwithstanding Section 2.16(d), the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent finally determined by a court of competent jurisdiction to have been caused by (x) the Issuing Lender’s gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of the Letter of Credit. The parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(iii) Nothing in this subsection (e) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify an Issuing Lender as required by this subsection, the Revolving Lenders agree to do so ratably in accordance with their Applicable Percentages.

(f) Stop Issuance Notice. If the Required Revolving Lenders reasonably determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time, then the Required Revolving Lenders may request that the Administrative Agent issue a “Stop Issuance Notice”, and the Administrative Agent shall issue such notice to each Issuing Lender. Such Stop Issuance Notice shall be promptly withdrawn upon a determination by the Required Revolving Lenders that the circumstances giving rise thereto no longer exist. No Letter of Credit shall be issued while a Stop Issuance Notice is in effect. The Required Revolving Lenders may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Borrower for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied, provided that the Administrative Agent and the Issuing Lenders may and shall conclusively rely upon any Stop Issuance Notice while it remains in effect.

Section 2.17. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the unused portion of the Revolving Commitment (if any) of such Defaulting Lender pursuant to Section 2.11(a).

(b) The Credit Exposure(s) of such Defaulting Lender shall not be included in determining whether the Required Lenders, the Required Revolving Lenders or the Required Term Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.07); it being understood that this clause (b) shall not affect the rights of a Defaulting Lender in the case of an amendment, waiver or other modification under Section 9.07(a)(i), Section 9.07(a)(ii) or Section 9.07(a)(iii).

(c) If such Lender is a Revolving Lender and any Letter of Credit Liabilities exist at the time such Lender becomes a Defaulting Lender, then:

(i) provided no Event of Default shall have occurred and be continuing, all or a portion of the Letter of Credit Liabilities of such Defaulting Lender shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective Applicable Percentages, but only to the extent that the sum of all Non-Defaulting Revolving Lenders’ Outstanding Revolving Committed Amounts plus such Defaulting Lender’s Letter of Credit Liabilities does not exceed the total of all Non-Defaulting Revolving Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Domestic Business Day following notice by the Administrative Agent, Cash Collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (i) above) until the earlier of the first date upon which (A) such Letter of Credit Liabilities shall no longer be outstanding, (B) such Lender shall no longer be a Defaulting Lender hereunder (whether pursuant to this Section 2.17 or Section 9.01 hereof), and (C) such Defaulting Lender shall provide Cash Collateral in respect of such Letter of Credit Liabilities. Upon the occurrence of any of the events described in subclauses (A) – (C) above, or upon any partial reduction of such Letter of Credit Liabilities, the Administrative Agent shall promptly return to the Borrower any Cash Collateral provided by the Borrower in respect of such Letter of Credit Liabilities (or, following any partial reduction of such Letter of Credit Liabilities, such ratable portion thereof), together with any interest accrued thereon;

(iii) the Borrower shall not be required to pay any fees to any Defaulting Lender pursuant to Section 2.11(a) or Section 2.11(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities unless, and solely to the extent, that such Defaulting Lender has provided Cash Collateral in respect of such Letter of Credit Liabilities;

(iv) if all or any portion of the Letter of Credit Liabilities of any Defaulting Lender is reallocated pursuant to clause (i) above, then the letter of credit fees payable to each Non-Defaulting Revolving Lender pursuant to Section 2.11(b) shall be adjusted to include amounts owing in respect of the Letter of Credit Liabilities so reallocated to such Non-Defaulting Revolving Lender; and

(v) if all or any portion of such Defaulting Lender’s Letter of Credit Liabilities is neither reallocated nor Cash Collateralized by the Borrower and/or such Defaulting Lender pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other party hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such Letter of Credit Liabilities) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities that have not been so reallocated or Cash Collateralized shall be payable to the Issuing Lender until and to the extent that such Letter of Credit Liabilities are so reallocated and/or Cash Collateralized.

(d) So long as any Revolving Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding Letter of Credit Liabilities will be 100% covered by the Revolving Commitments of the Non-Defaulting Revolving Lenders and/or Cash Collateralized by the Borrower in accordance with Section 2.17(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Revolving Lenders in a manner consistent with Section 2.17(c)(i)(and such Defaulting Lender shall not participate therein).

(e) In the event that the Administrative Agent, the Borrower and (in the case of a Defaulting Lender that is a Revolving Lender) each Issuing Lender agree that such Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) such Lender shall cease to be Defaulting Lender and (ii) if such Lender is a Revolving Lender, the Letter of Credit Liabilities of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no cessation of such Lender’s Defaulting Lender status hereunder will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.18. Reverse Dutch Auction Repurchases.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may at any time and from time to time conduct reverse Dutch auctions in order to purchase Term Loans (each, an “Auction”) (each Auction to be managed exclusively by J.P. Morgan Securities LLC or another investment bank of recognized standing elected by the Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i) each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.18 the Auction Procedures;

(ii) no Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Auction, and the Borrower shall have delivered to the Administrative Agent a certificate signed by an officer of the Borrower confirming compliance with this sub-section (ii);

(iii) the maximum principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower offers to purchase in any such Auction shall be no more than $15,000,000 (unless another amount is agreed to by the Administrative Agent);

(iv) after giving effect to any purchase of Term Loans pursuant to this Section 2.18, the sum of (x) the unutilized Total Revolving Commitments and (y) the aggregate amount of all unrestricted cash and Temporary Cash Investments of the Borrower and its Consolidated Subsidiaries less (z) the aggregate amount of long-term Debt of the Borrower and its Consolidated Subsidiaries (other than the Term Loans) coming due within twelve months, shall not be less than $250,000,000;

(v) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);

(vi) no more than one Auction may be ongoing at any one time;

(vii) the aggregate principal amount of all Term Loans purchased pursuant to Section 2.18 and Section 2.19 shall not exceed $250,000,000; and

(viii) the Borrower represents and warrants that it shall have no material non-public information (“MNPI”) that both (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such MNPI) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Auction.

(b) The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction. If the Borrower commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the purchase of Term Loans pursuant to such Auction shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default hereunder. With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 2.18, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.06, Section 2.09 or Section 2.14.

(c) The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.18 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.06, Section 2.09, Section 2.14, Section 9.05, Section 9.06 and Section 9.08 (it being understood and acknowledged that purchases of the Term Loans by the Borrower contemplated by this Section 2.18 shall not constitute Investments by the Borrower)) that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.18. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article 7 and Section 9.04 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

Section 2.19. Open Market Purchases.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may at any time and from time to time make open market purchases of Term Loans (each, an “Open Market Purchase”), so long as the following conditions are satisfied:

(i) no Event of Default shall have occurred and be continuing on the date of such Open Market Purchase, and the Borrower shall have delivered to the Administrative Agent a certificate signed by an officer of the Borrower confirming compliance with this sub-section (i);

(ii) after giving effect to any purchase of Term Loans pursuant to this Section 2.19, the sum of (x) the unutilized Total Revolving Commitments and (y) the aggregate amount of all unrestricted Cash and Temporary Cash Investments of the Borrower less (z) the aggregate amount of long-term Debt of the Borrower and its Consolidated Subsidiaries (other than the Term Loans) coming due within twelve months, shall not be less than $250,000,000;

(iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold); and

(iv) the aggregate principal amount of all Term Loans purchased pursuant to Section 2.18 and Section 2.19 shall not exceed $250,000,000.

(b) With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 2.19, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest, if any, on the purchased Term Loans up to the settlement date of such purchase (except to the extent otherwise set forth in the relevant purchase document as agreed by the respective selling Lender) and (y) such purchases (after the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.06, Section 2.09 or Section 2.14.

(c) The Administrative agent and the Lenders hereby consent to the Open Market Purchases contemplated by this Section 2.19 and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.06, Section 2.09, Section 2.14, Section 9.05, Section 9.06 and Section 9.08 (it being understood and acknowledged that purchases of the Term Loans by the Borrower contemplated by this Section 2.19 shall not constitute Investments by the Borrower)) that may otherwise prohibit any Open Market Purchase by this Section 2.19.

ARTICLE 3

CONDITIONS

Section 3.01. Effectiveness. The Commitments shall become effective upon receipt by the Administrative Agent of the following documents, each dated the Effective Date unless otherwise indicated:

(a) counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

(b) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Borrower, and an opinion of Robinson Bradshaw & Hinson, North Carolina counsel for the Borrower, in each case addressed to the Administrative Agent and each Lender and in form and substance reasonably satisfactory to the Administrative Agent;

(c) all documents the Administrative Agent may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and any Notes, all in form and substance reasonably satisfactory to the Administrative Agent; and

(d) evidence reasonably satisfactory to the Administrative Agent that all principal of and interest on any loans outstanding under, and all accrued fees under, the Existing Credit Facility, and all fees then due in accordance with the fee letters dated November 6, 2013, shall have been paid in full.

The Administrative Agent shall promptly notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto. The Lenders that are parties to the Existing Credit Facility, constituting the “Required Lenders” under the Existing Credit Facility, and the Borrower agree that (i) the commitments under the Existing Credit Facility shall terminate automatically on the Effective Date without need for further action by any party to the Existing Credit Facility and (ii) all requirements of notice for any prepayment under the Existing Credit Agreement necessary to satisfy the conditions stated in Section 3.01(d) or the termination of commitments pursuant to clause (i) above are hereby waived.

Section 3.02. Borrowings and Issuances of Letters of Credit. The obligation of any Lender to make a Loan and the obligation of the Issuing Lender to issue (or renew or extend the term of) any Letter of Credit are each subject to the satisfaction of the following conditions:

(a) receipt (or deemed receipt pursuant to Section 2.16(d)(ii)) by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or receipt by the Issuing Lender of a Notice of Issuance as required by Section 2.16, as the case may be;

(b) in the case of a Revolving Borrowing, Competitive Bid Borrowing or the issuance of a Letter of Credit, the fact that, immediately after such Borrowing or issuance of such Letter of Credit (i) the Total Outstanding Revolving Amount will not exceed the Total Revolving Commitments, and (ii) the aggregate amount of Letter of Credit Liabilities will not exceed $50,000,000;

(c) the fact that, immediately before and after such Borrowing or issuance of such Letter of Credit, no Default shall have occurred and be continuing; and

(d) the fact that, except as otherwise described by the Borrower in a writing to the Administrative Agent and waived by the Required Lenders, the representations and warranties of the Borrower contained in this Agreement (except, in the case of any Borrowing or issuance subsequent to the Effective Date, the representations and warranties set forth in Sections 4.04(c), 4.05, 4.06, 4.08, 4.13 and 4.14) shall be true in all material respects on and as of the date of such Borrowing or issuance, except to the extent they expressly relate to an earlier date in which case they shall be true in all material respects as of such earlier date.

Each Borrowing and issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance as to the facts specified in clauses 3.02(c) and 3.02(d).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 4.01. Corporate Existence and Power. Each of the Borrower and its Restricted Subsidiaries is a corporation duly organized and validly existing under the laws of the state of its incorporation, is in good standing therein, and is duly qualified to transact business in all jurisdictions where such qualification is necessary, except for such jurisdictions where the failure to be so qualified or licensed will not be reasonably likely to have a Material Adverse Effect; the Borrower has corporate power to enter into and perform this Agreement; and the Borrower has the corporate power to borrow and issue Notes as contemplated by this Agreement.

Section 4.02. Corporate Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes (i) are within the corporate powers of the Borrower, (ii) have been duly authorized by all necessary corporate action and (iii) do not contravene, or constitute a default under, (x) any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or (y) of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, if such contravention or default would be reasonably likely to have a Material Adverse Effect, or (iv) result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries which would be reasonably likely to have a Material Adverse Effect.

Section 4.03. Binding Effect. This Agreement and any Notes constitute valid and binding agreements of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general equitable principles.

Section 4.04. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2012 and the related consolidated statements of earnings and cash flows for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the Borrower’s 2012 Form 10-K, fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of September 30, 2013 and the related unaudited consolidated statements of earnings and cash flows for the nine months then ended, set forth in the Borrower’s Form 10-Q for September 30, 2013 and for the period of nine months then ended filed with the Securities and Exchange Commission, a copy of which has been delivered to each of the Lenders, fairly present in all material respects, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine-month period (subject to normal year-end adjustments).

(c) Since December 31, 2012, there has been no change in the consolidated financial condition of the Borrower and its Consolidated Subsidiaries which would be reasonably likely to have a Material Adverse Effect.

Section 4.05. Litigation. There are no suits, actions or proceedings pending, or to the knowledge of any member of the Borrower’s legal department threatened against the Borrower or any Subsidiary, the adverse determination of which is reasonably likely to occur, and if so adversely determined would be reasonably likely to have a Material Adverse Effect.

Section 4.06. Taxes. The Borrower and each Subsidiary have filed all material tax returns which to the knowledge of any member of the Borrower’s tax department were required to be filed and have paid or have adequately provided for all taxes shown thereon to be due, including any interest and penalties accrued thereon, except for (i) those not yet delinquent, (ii) those the nonpayment of which would not be reasonably likely to have a Material Adverse Effect and (iii) those being contested in good faith.

Section 4.07. Margin Regulations. No part of the proceeds of any Loan or Letter of Credit will be used in a manner which would violate, or result in a violation of, Regulation U.

Section 4.08. Compliance with Laws. The Borrower and its Restricted Subsidiaries are in compliance in all material respects with all applicable laws, rules and regulations, other than such laws, rules and regulations (i) the validity or applicability or which the Borrower or such Subsidiary is contesting in good faith or (ii) the failure to comply with which would not be reasonably likely to have a Material Adverse Effect.

Section 4.09. Governmental Approvals. No consent, approval, authorization, permit or license from, or registration or filing with, any Governmental Authority is required in connection with the making of this Agreement, with the exception of routine periodic filings made under the Exchange Act and such consents, approvals, authorizations, permits, licenses, registrations or filings which have already been completed or obtained.

Section 4.10. Pari Passu Obligations. Under applicable United States laws (including state and local laws) in force at the date hereof, the claims and rights of the Lenders and the Administrative Agent against the Borrower under this Agreement and the Notes will not be subordinate to, and will rank at least pari passu with, the claims and rights of any other unsecured creditors of the Borrower (except to the extent provided by bankruptcy, reorganization, insolvency, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general principles of equity).

Section 4.11. No Defaults. The payment obligations of the Borrower and its Restricted Subsidiaries in respect of any Material Debt are not overdue (after giving effect to any cure period or period of grace applicable thereunder).

Section 4.12. Full Disclosure. All information (it being understood that such information shall be deemed to include all recent filings on Form 10-K and Form 10-Q and any filing on Form 8-K, or posted on the Borrower’s website, filed or posted since the Borrower’s most recent filing on Form 10-Q) furnished to the Lenders in writing prior to the date hereof in connection with the transactions contemplated hereby does not, collectively, contain any material misstatement of a material fact or omit to state a material fact necessary to make the statements contained therein (when furnished and taken as a whole), in the light of the circumstances under which they were made, not misleading in any material respect on and as of the date hereof (as modified or supplemented by other information that has been or is simultaneously so furnished); provided that, with respect to projected financial information (including financial estimates, forecasts and other forward-looking information), the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such forecasts and projections may vary from actual results and that such variances may be material); and provided, further, that for purposes of this Section 4.12, such information shall not include information of a general economic or general industry nature.

Section 4.13. ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in substantial compliance in all material respects with the presently applicable material provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or made any amendment to any Plan which, in either case has resulted or could result in the imposition of a material Lien or the posting of a material bond or other material security under ERISA or the Internal Revenue Code or (iii) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.14. Environmental Matters. The Financial Statements described in Section 4.04(a) provide certain information regarding environmental matters related to properties currently owned by the Borrower or its Restricted Subsidiaries, previously owned properties, and other properties. Since December 31, 2012, environmental matters have not caused any material adverse change in the consolidated financial condition of the Borrower and the Consolidated Subsidiaries from that shown by such Financial Statements.

To the knowledge of the Borrower, ongoing operations at the Principal Properties are currently being conducted in substantial compliance with applicable Environmental Laws except to the extent that noncompliance would not be reasonably likely to have a Material Adverse Effect.

Section 4.15. Regulatory Restrictions on Borrowing. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or otherwise subject to any regulatory scheme which restricts its ability to incur debt.

Section 4.16. Legal Status. The Borrower (i) is not identified on the SDN List, (ii) is not a Sanctioned Person, (iii) does not have more than 15% of its assets in Sanctioned Countries, and (iv) does not derive more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan or Letter of Credit will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

The Borrower is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. The Borrower has not made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, or (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

ARTICLE 5

COVENANTS

From the Effective Date and so long as any Lender has any Credit Exposure hereunder, the Borrower agrees that, unless the Required Lenders shall otherwise consent in writing:

Section 5.01. Information. The Borrower will deliver to the Administrative Agent which will deliver to each of the Lenders:

(a) as soon as available and in any event within 60 days after the end of each of its first three quarterly accounting periods in each fiscal year, consolidated statements of earnings and cash flows of the Borrower and the Consolidated Subsidiaries for the period from the beginning of such fiscal year to the end of such fiscal period and the related consolidated balance sheet of the Borrower and the Consolidated Subsidiaries as at the end of such fiscal period, all in reasonable detail (it being understood that delivery of such statements as filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this subsection) and accompanied by a certificate in the form attached hereto as Exhibit F signed by a financial officer of the Borrower stating that such consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and the Consolidated Subsidiaries as of the end of such period and for the period involved, subject, however, to year-end audit adjustments, and that such officer has no knowledge, except as specifically stated, of any Default;

(b) as soon as available and in any event within 120 days after the end of each fiscal year, consolidated statements of earnings and cash flows of the Borrower and the Consolidated Subsidiaries for such year and the related consolidated balance sheets of the Borrower and the Consolidated Subsidiaries as at the end of such year, all in reasonable detail and accompanied by (i) an opinion of an independent public accountant of recognized standing selected by the Borrower as to such consolidated financial statements (it being understood that delivery of such statements as filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this subsection), and (ii) a certificate in the form attached hereto as Exhibit F signed by a financial officer of the Borrower stating that such consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and the Consolidated Subsidiaries as of the end of such year and for the year involved and that such officer has no knowledge, except as specifically stated, of any Default;

(c) promptly after their becoming available:

(i) copies of all financial statements, stockholder reports and proxy statements that the Borrower shall have sent to its stockholders generally; and

(ii) copies of all registration statements filed by the Borrower under the Securities Act of 1933, as amended (other than registration statements on Form S-8 or any registration statement filed in connection with a dividend reinvestment plan), and regular and periodic reports, if any, which the Borrower shall have filed with the Securities and Exchange Commission (or any governmental agency or agencies substituted therefor) under Section 13 or Section 15(d) of the Exchange Act, or with any national or international securities exchange (other than those on Form 11-K or any successor form);

(d) from time to time, with reasonable promptness, such further information regarding the business and financial condition of the Borrower and its Subsidiaries as any Lender may reasonably request through the Administrative Agent;

(e) prompt notice of the occurrence of any Default; and

(f) prompt notice of all litigation and of all proceedings before any governmental or regulatory agency pending (or, to the knowledge of the General Counsel of the Borrower, threatened) and affecting the Borrower or any Restricted Subsidiary, except litigation or proceedings which, if adversely determined, would not be reasonably likely to have a Material Adverse Effect.

Each set of financial statements delivered pursuant to Section 5.01(a) or 5.01(b) shall be accompanied by or include the computations showing, in the form attached hereto as Exhibit F, whether the Borrower was, at the end of the relevant fiscal period, in compliance with the provisions of Section 5.09.

Section 5.02. Payment of Obligations. The Borrower will pay and discharge, and will cause each Restricted Subsidiary to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, and all lawful material claims which, if unpaid, might become a Lien upon the property of the Borrower or such Restricted Subsidiary; provided that neither the Borrower nor any such Restricted Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim (i) the payment of which is being contested in good faith and by proper proceedings, (ii) not yet delinquent or (iii) the non-payment of which, if taken in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

Section 5.03. Insurance. The Borrower will maintain, and will cause each Restricted Subsidiary to maintain, insurance from responsible companies in such amounts and against such risks as is reasonable, taking into consideration the practices of businesses in the same line of business or of similar size as the Borrower or such Restricted Subsidiary, or, to a reasonable extent, self-insurance.

Section 5.04. Maintenance of Existence. The Borrower (i) will preserve and maintain, and will cause each Restricted Subsidiary to preserve and maintain, its corporate existence and (ii) will take all reasonable action to preserve and maintain all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, provided, however, that nothing herein contained shall prevent the termination of the business or corporate existence of any Restricted Subsidiary which in the judgment of the Borrower is no longer necessary or desirable, a merger or consolidation of a Restricted Subsidiary into or with the Borrower (if the Borrower is the surviving corporation) or another Subsidiary or any other merger, consolidation or transfer of assets that is not prohibited by Section 5.07, as long as immediately after giving effect to any such transaction, no Event of Default shall have occurred and be continuing.

Section 5.05. Maintenance of Properties. The Borrower will keep, and will cause each Restricted Subsidiary to keep, all of its tangible properties necessary, in the judgment of the Borrower, in its business in good working order and condition (ordinary wear and tear, and damage caused by casualty, excepted), except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Nothing in this Section 5.05 shall prevent the Borrower or any Restricted Subsidiary from discontinuing the operation or maintenance, or both the operation and maintenance, of any properties of the Borrower or any such Restricted Subsidiary if such discontinuance is, in the judgment of the Borrower (or such Restricted Subsidiary), desirable in the conduct of its business.

Section 5.06. Compliance with Laws. The Borrower will comply, and will cause each Restricted Subsidiary to comply, with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority (including Environmental Laws and ERISA), a breach of which would be reasonably likely to have a Material Adverse Effect, except where contested in good faith and by proper proceedings.

Section 5.07. Mergers, Consolidations and Sales of Assets. (a) The Borrower will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(i) the Borrower or a Consolidated Subsidiary that is incorporated under the laws of the United States, any state thereof or the District of Columbia is the surviving corporation of any such consolidation or merger or is the Person that acquires by conveyance or transfer the properties and assets of the Borrower substantially as an entirety;

(ii) if a Consolidated Subsidiary is the surviving corporation or is the Person that acquires the property and assets of the Borrower substantially as an entirety, it shall expressly assume the performance of every covenant of this Agreement and of the Notes on the part of the Borrower to be performed or observed;

(iii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(iv) if the Borrower is not the surviving entity, the Borrower has delivered to the Administrative Agent an Officer’s Certificate and a legal opinion of its General Counsel, Associate General Counsel or Assistant General Counsel, upon the express instruction of the Borrower for the benefit of the Administrative Agent and the Lenders, each stating that such transaction complies with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) Upon any consolidation by the Borrower with, or merger by the Borrower into, a Consolidated Subsidiary, the result of which is that such Consolidated Subsidiary is the surviving entity, or any conveyance or transfer of the properties and assets of the Borrower substantially as an entirety to a Consolidated Subsidiary, the Consolidated Subsidiary into which the Borrower is merged or consolidated or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower, as the case may be, under this Agreement with the same effect as if such Consolidated Subsidiary had been named as the Borrower, as the case may be, herein, and thereafter, in the case of a transfer or conveyance permitted by Section 5.07(a), the Borrower shall be relieved of all obligations and covenants under this Agreement and the Notes.

Section 5.08. Negative Pledge. Neither the Borrower nor any Restricted Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement;

(b) Liens securing Debt of a Restricted Subsidiary owing to the Borrower or to another Restricted Subsidiary;

(c) any Lien existing on any asset of any person at the time such person becomes a Subsidiary and not created in contemplation of such event;

(d) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset (and/or, in the case of the acquisition of a business, any Lien on the equity and/or assets of the acquired entity), provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof;

(e) any Lien on any asset of any person existing at the time such person is merged or consolidated with or into the Borrower or a Restricted Subsidiary and not created in contemplation of such event;

(f) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

(h) Liens in favor of any customer (including any Governmental Authority) to secure partial, progress, advance or other payments or performance pursuant to any contract or statute or to secure any related indebtedness or to secure Debt guaranteed by a Governmental Authority;

(i) Liens incurred in the ordinary course of business not securing Debt that do not impair in any material respect the usefulness in the business of the Borrower and its Restricted Subsidiaries of the assets to which such Liens attach;

(j) carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’ or other similar Liens, in each case arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings;

(k) Liens for taxes, assessments or governmental charges or levies, in each case arising in the ordinary course of business securing obligations which are not overdue or are being contested in good faith by appropriate proceedings;

(l) Liens arising by operation of law in favor of any lender to the Borrower or any Restricted Subsidiary in the ordinary course of business constituting a banker’s lien or right of offset in moneys of the Borrower or a

Restricted Subsidiary deposited with such lender in the ordinary course of business;

(m) licenses or sublicenses of intellectual property in the ordinary course of business;

(n) the interests of lessees, lessors, licensees and licensors under leases, subleases, licenses or sublicenses, as applicable, in, and the interest of managers or operators with respect to, real or personal property made in the ordinary course of business;

(o) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(p) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement;

(q) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(j) or securing appeal bonds in respect of appeals being prosecuted in good faith;

(r) pledges and deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or retirement benefits legislation or similar law or regulations;

(s) Liens arising out of a conditional sale, title retention, consignment or similar arrangement for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(t) Liens that are contractual rights of set-off (i) relating to the establishment of depositary relations with banks or other financial institutions not given in connection with the issuance of Debt, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries or (iii) relating to agreements other than in connection with Debt or Derivatives Obligations entered into by the Borrower or any of its Restricted Subsidiaries;

(u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(v) Liens on cash and cash equivalents securing Derivatives Obligations, provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $50,000,000;

(w) Liens securing Debt equally and ratably securing the Loans and such Debt; provided that the Required Lenders may, in their sole discretion, refuse to take any Lien on any asset (which refusal will not limit the Borrower’s or any Restricted Subsidiary’s ability to incur a Lien otherwise permitted by this Section 5.08(w)); such Lien may equally and ratably secure the Loans and any other obligation of the Borrower or any of its Subsidiaries, other than an obligation that is subordinated to the Loans;

(x) Liens securing contingent obligations in an aggregate principal amount not to exceed $25,000,000; and

(y) Liens not otherwise permitted by the foregoing clauses of this Section securing obligations in an aggregate principal or face amount at any date not to exceed at the time of incurrence the greater of 12.5% of Consolidated Net Worth and $100,000,000.

For the avoidance of doubt, the creation of a security interest arising solely as a result of, or the filing of UCC financing statements in connection with, any sale by the Borrower or any of its Subsidiaries of accounts receivable not prohibited by Section 5.07 shall not constitute a Lien prohibited by this covenant.

Section 5.09. Leverage Ratio. The Leverage Ratio shall not exceed 3.50 to 1.00 as of the last day of any fiscal quarter; provided that if (i) Consolidated Debt has increased in connection with a Specified Acquisition that has been consummated within such fiscal quarter or the fiscal quarter immediately prior to such fiscal quarter, (ii) as a consequence of such Specified Acquisition, the rating of long-term unsecured debt of the Borrower has not been suspended, withdrawn or fallen below BBB by Standard & Poor’s (a division of The McGraw-Hill Companies, Inc.) or Baa2 by Moody’s Investors Service, Inc. and (iii) the Borrower has stated in the compliance certificate delivered pursuant to Section 5.01(a) for such fiscal quarter that the conditions set forth in clauses (i) and (ii) above have been satisfied (and specifying the date of such Specified Acquisition), then, the additional Consolidated Debt incurred in connection with such Specified Acquisition shall be excluded from Consolidated Debt for purposes of calculating the Leverage Ratio, but only if the Leverage Ratio determined at such time but calculated without giving effect to such exclusion does not exceed 3.75 to 1.00.

For purposes of this Section 5.09, a “Specified Acquisition” means any single acquisition by the Borrower or a Subsidiary of the Borrower of any Person (the “Target”) that (x) is in the same line or lines of business as the Borrower or in the judgment of the Borrower is related to such line or lines of business and (y) such Target’s board of directors has not objected to such acquisition.

Section 5.10. Use of Loans. The Borrower will use the proceeds of the Loans or Letters of Credit for any lawful corporate purposes.

Section 5.11. Investments. Neither the Borrower nor any Restricted Subsidiary will hold, make or acquire any Investment in any Person other than:

(a) (i) Investments in Temporary Cash Investments, (ii) other Investments permitted by the Borrower’s cash investment policy as in effect as of the date of this Agreement, and (iii) other Investments in cash or cash equivalents from time to time approved by the Board of Directors of the Borrower;

(b) Investments comprised of debt consideration received in connection with the sale of assets (including any extensions, renewals and modifications thereof);

(c) (i) Investments existing on the date of this Agreement or (ii) which the Borrower or any Restricted Subsidiary has, as of the date of this Agreement, committed to make and which are set forth on Schedule 5.11(c), including in each case any extensions, renewals and modifications thereof;

(d) Investments in any Restricted Subsidiary;

(e) Investments in any Subsidiary that is not a Restricted Subsidiary or guaranties of obligations of any Subsidiary that is not a Restricted Subsidiary, if the principal business of such Subsidiary on the date of the making of such Investment or after giving effect to such Investment is either (i) the same line or lines of business as the Borrower or (ii) in the judgment of the Borrower related to such line or lines of business (it being understood that Schedule 5.11(d) contains a nonexhaustive list of certain related businesses);

(f) Investments by any Restricted Subsidiary in the Borrower;

(g) advances to officers, directors and employees of the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other debtors;

(i) Investments (including debt obligations and capital stock) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, such Persons arising in the ordinary course of business and upon the foreclosure with respect to any secured Investments or other transfer of title with respect to any secured Investment;

(j) bank deposits and prepaid expenses made in the ordinary course of business;

(k) Investments in Derivatives Transactions made for bona fide hedging purposes;

(l) Investments with respect to performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bond payments, obligations in connection with self insurance or similar obligations and bank overdrafts;

(m) additional Investments not otherwise included in the foregoing clauses of this Section 5.11 if, after giving effect to such Investment, the outstanding amount (computed by taking the difference of (x) the original cash purchase price of all such Investments less (y) the sum of (i) all payments (including interest and dividends) and repayments of principal or capital plus (ii) all proceeds from the sale of such Investment) of all Investments permitted by this clause Section 5.11(m) does not exceed 22.5% of Consolidated Net Worth.

Section 5.12. Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate except (i) transactions on an arms-length basis on terms at least as favorable to the Borrower or such Restricted Subsidiary than could have been obtained from a third party who was not an Affiliate, and (ii) transactions described in this Section 5.12 that would not be reasonably likely to have a Material Adverse Effect.

ARTICLE 6

DEFAULTS

Section 6.01. Event of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due or any Reimbursement Obligation Default shall occur;

(b) the Borrower shall fail to pay within 5 days of the due date thereof (i) any facility fee or (ii) interest on any Loan;

(c) the Borrower shall fail to pay within 30 days after a request for payment by any Lender acting through the Administrative Agent any other amount that becomes due and payable under the terms of this Agreement;

(d) the Borrower shall fail to observe or perform any agreement contained in Section 5.01(e) or Section 5.07 through 5.11 (and, with respect to Section 5.10 and 5.11, such failure shall have continued for 10 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of the Required Lenders);

(e) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clauses (a) through (d) above) for 30 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of the Required Lenders;

(f) any representation, warranty or certification made by the Borrower in this Agreement or in any certificate or notice delivered pursuant to the terms of this Agreement shall prove to have been incorrect in any material respect when made and such deficiency shall remain unremedied for five days after notice thereof shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders;

(g) any Material Financial Obligations shall become due before stated maturity by the acceleration of the maturity thereof by reason of default, or any Material Financial Obligations shall become due by its terms and shall not be paid (after giving effect to any grace period with respect thereto) and, in any case aforesaid in this clause (g), corrective action satisfactory to the Required Lenders shall not have been taken within 5 days after written notice of the situation shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders;

(h) the Borrower or any Restricted Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(i) an involuntary case or other proceeding shall be commenced against the Borrower or any Restricted Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower or any Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(j) a final judgment for the payment of money in excess of $50,000,000 shall have been entered against the Borrower or any Restricted Subsidiary, and the Borrower or such Subsidiary shall not have satisfied the same within 60 days, or caused execution thereon to be stayed within 60 days, and such failure to satisfy or stay such judgment shall remain unremedied for 5 days after notice thereof shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders;

(k) a final judgment either (1) requiring termination or imposing liability (other than for premiums under Section 4007 of ERISA) under Title IV of ERISA in respect of, or requiring a trustee to be appointed under Title IV of ERISA to administer, any Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000 or (2) in an action relating to a Multiemployer Plan involving a current payment obligation in excess of $50,000,000, which judgment, in either case, has not been satisfied or stayed within 60 days and such failure to satisfy or stay is unremedied for 5 days after notice thereof shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders; or

(l) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 35% or more of the outstanding shares of common stock of the Borrower; or during any two-year period, individuals who at the beginning of such period constituted the Borrower’s Board of Directors (together with any new director whose election by the Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least two-thirds of the directors then in office who either were directors as the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office;

then, and in every such event, the Administrative Agent shall, if requested by the Required Lenders (or, in the case of (i), after termination of the Term Commitments, if so requested by the Required Revolving Lenders), (i) by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) by notice to the Borrower declare the Loans, interest accrued thereon and all other amounts payable hereunder to be, and the same shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the event of (A) the filing by the Borrower of a petition, or (B) an actual or deemed entry of an order for relief with respect to the Borrower, in each case under the federal bankruptcy laws as now or hereafter in effect, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans, interest accrued thereon and all other amounts payable hereunder shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.02. Cash Cover. The Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent upon the instruction of the Required Lenders, Cash Collateralize all Letters of Credit then outstanding at such time, provided that, in the event of (A) the filing by the Borrower of a petition, or (B) an actual or deemed entry of an order for relief with respect to the Borrower, in each case under the federal bankruptcy laws as now or hereafter in effect, the Borrower shall do so forthwith without any notice or demand or any other act by the Administrative Agent or the Lenders.

ARTICLE 7

THE ADMINISTRATIVE AGENT

Section 7.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto; provided, however, that the Administrative Agent shall not commence any legal action or proceeding before a court of law on behalf of any Lender without such Lender’s prior written consent.

Section 7.02. Administrative Agent and Affiliates. JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent. The term “Lender” or “Lenders” shall, unless expressly indicated, include JPMorgan Chase Bank, N.A. (and any successor acting as Administrative Agent) in its capacity as a Lender.

Section 7.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable to any Lender for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05. Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 7.06. Indemnification. Each Lender shall, ratably in accordance with its Credit Exposure, indemnify the Administrative Agent and each Issuing Lender, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

Section 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.08. Successor Administrative Agents. The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Borrower shall, so long as no Event of Default shall have occurred and be continuing, have the right, with the consent of the Required Lenders, to appoint any of the Lenders as a successor Administrative Agent. In the event that a Default has occurred and is continuing, the Required Lenders shall have the right to appoint the successor Administrative Agent. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 60 days after the retiring Administrative Agent gives notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as an Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder as Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

Section 7.09. Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

Section 7.10. Other Agents. Nothing in this Agreement shall impose upon any Agent other than the Administrative Agent, in its capacity as such an Agent, any obligation or liability whatsoever.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Increased Cost and Reduced Return; Capital Adequacy. (a) If after (x) the date hereof, in the case of any Committed Loan or Letter of Credit or any obligation to make Committed Loans or issue or participate in any Letter of Credit, or (y) the date of the related Competitive Bid Quote, in the case of any

Competitive Bid Loan, a Change in Law shall impose, modify or deem applicable any reserve, special deposit, assessment (excluding any taxes or similar assessments, which shall be governed exclusively by Section 8.04) or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System pursuant to Regulation D or otherwise, as herein provided) against assets of, deposits with or for the account of, or credit extended by, any Lender or shall impose on any Lender or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligations to make Fixed Rate Loans or its obligations hereunder in respect of Letters of Credit and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note, by an amount deemed by such Lender to be material, then, within 15 days after written demand therefor made through the Administrative Agent, in the form of the certificate referred to in Section 8.01(c), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided that the Borrower shall not be required to pay any such compensation with respect to any period prior to the 30th day before the date of any such demand.

(b) Without limiting the effect of Section 8.01(a) (but without duplication), if any Lender determines at any time after the date on which this Agreement becomes effective that a Change in Law will have the effect of increasing the amount of capital or liquidity required to be maintained by such Lender (or its Parent) based on the existence of such Lender’s Loans, Commitment and/or other obligations hereunder, then the Borrower shall pay to such Lender, within 15 days after its written demand therefor made through the Administrative Agent in the form of the certificate referred to in Section 8.01(c), such additional amounts as shall be required to compensate such Lender for any reduction in the rate of return on capital of such Lender (or its Parent) as a result of such increased capital or liquidity requirement; provided that the Borrower shall not be required to pay any such compensation with respect to any period prior to the 30th day before the date of any such demand; provided further, however, that to the extent (i) a Lender shall increase its level of capital above the level maintained by such Lender on the date of this Agreement and there has not been a Change in Law or (ii) there has been a Change in Law and a Lender shall increase its level of capital by an amount greater than the increase attributable (taking into consideration the same variables taken into consideration in determining the level of capital maintained by such Lender on the date of this Agreement) to such Change in Law, the Borrower shall not be required to pay any amount or amounts under this Agreement with respect to any such increase in capital. Thus, for example, a Lender which is “adequately capitalized” (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Lender) may not require the Borrower to make payments in respect of increases in such Lender’s level of capital made under the circumstances described in clause (i) or (ii) above which improve its capital position from “adequately capitalized” to “well capitalized” (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Lender).

(c) Each Lender will promptly notify the Borrower, through the Administrative Agent, of any event of which it has knowledge, occurring after the date on which this Agreement becomes effective, which will entitle such Lender to compensation pursuant to this Section 8.01 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 8.01 and setting forth the additional amount or amounts to be paid to it hereunder and setting forth the basis for the determination thereof shall be conclusive in the absence of manifest error. In determining such amount, such Lender shall act reasonably and in good faith, and may use any reasonable averaging and attribution methods.

Section 8.02. Substitute Rate. Anything herein to the contrary notwithstanding, if, in the case of Euro-Dollar Loans or Competitive Bid LIBOR Loans, within two Euro-Dollar Business Days prior to the first day of an Interest Period none of the Reference Banks is, for any reason whatsoever, being offered Dollars for deposit in the relevant market for a period and amount relevant to the computation of the rate of interest on a Fixed Rate Loan for such Interest Period, the Administrative Agent shall give the Borrower and each Lender prompt notice thereof. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Euro-Dollar Loans or Competitive Bid LIBOR Loans or, failing that, any such request for Euro-Dollar Loans will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein and any affected Competitive Bid LIBOR Loans shall bear interest for the Interest Period applicable thereto at the Base Rate.

Section 8.03. Illegality. (a) Notwithstanding any other provision herein, if, after the date on which this Agreement becomes effective, a Change in Law shall make it unlawful or impossible for any Lender to (i) honor any Commitment it may have hereunder to make any Euro-Dollar Loan, then such Commitment shall be suspended, or (ii) maintain any Euro-Dollar Loan, then all Euro-Dollar Loans of such Lender then outstanding shall be converted into Base Rate Loans as provided in Section 8.03(b), and any remaining Commitment of such Lender hereunder to make Euro-Dollar Loans (but not other Loans) shall be immediately suspended, in either case until such Lender may again make and/or maintain Euro-Dollar Loans (as the case may be), and borrowings from such Lender, at a time when borrowings from the other Lenders are to be of Euro-Dollar Loans, shall be made, simultaneously with such borrowings from the other Lenders, by way of Base Rate Loans. Upon the occurrence of any such change, such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent), and shall furnish to the Borrower in writing evidence thereof certified by such Lender. Before giving any notice pursuant to this Section 8.03, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the sole reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(b) Any conversion of any outstanding Euro-Dollar Loan or an outstanding Competitive Bid Loan which is required under this Section 8.03 shall be effected immediately (or, if permitted by applicable law, on the last day of the Interest Period therefor).

(c) Notwithstanding any other provision herein, if, after the date on which any Competitive Bid LIBOR Loan is made, a Change in Law shall make it unlawful or impossible for the applicable Lender to maintain such Competitive Bid LIBOR Loan for the remaining term of the Interest Period applicable thereto, then such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent), and such Competitive Bid LIBOR Loan shall bear interest at the Base Rate for the balance of the Interest Period applicable thereto.

Section 8.04. Taxes on Payments. (a) All payments pursuant to this Agreement shall be made free and clear of and without any deduction or withholding for or on account of any present and future taxes, assessments or governmental charges imposed on the Administrative Agent or any Lender by the United States, or any political subdivision or taxing authority thereof or therein (“Taxes”), excluding, in the case of the Administrative Agent and each Lender, (w) Taxes imposed on its net income, branch profit taxes and franchise or similar Taxes imposed in lieu of net income Taxes by the jurisdiction (or any political subdivision thereof) under the laws of which it is organized or doing business (other than solely pursuant to this Agreement) or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (x) backup withholding tax that is required by Section 3406 of the Internal Revenue Code (or any successor provision thereto) to be withheld from amounts payable to the Administrative Agent or such Lender, (y) any withholding tax that is attributable to such Lender’s failure to comply with Sections 8.04(d) and (h) and Taxes or special assessments of any kind measured by or imposed as a result of the extent and nature of the Administrative Agent’s or such Lender’s activities, assets, liabilities, leverage, other exposures to risk, or other similar factors and (z) Taxes imposed pursuant to FATCA (all such non-excluded Taxes being hereinafter called “Indemnified Taxes”), except as expressly provided in this Section 8.04. If any Indemnified Taxes are imposed and required by law to be deducted or withheld from any amount payable by the Borrower or the Administrative Agent (the “Withholding Agent”) to the Administrative Agent or to any Lender, then (1) the Borrower shall increase the amount of such payment so that the Administrative Agent or such Lender, as the case may be, will receive a net amount (after deduction of all Indemnified Taxes) equal to the amount due hereunder, (2) the Withholding Agent shall pay such Indemnified Taxes to the appropriate Governmental Authority for the account of the Administrative Agent or such Lender, as the case may be, and (3) as promptly as possible thereafter, the Withholding Agent shall send the Administrative Agent or such Lender, as the case may be, evidence of original or certified copy of a receipt showing payment thereof, together with such additional documentary evidence as such Lender may from time to time reasonably require. If the Borrower fails to perform its obligations under (2) or (3) above, the Borrower shall indemnify the Administrative Agent or such Lender for any incremental taxes, interest or penalties that may become payable as a result of any such failure.

(b) The Borrower shall indemnify the Administrative Agent and each Lender against any present or future transfer taxes, stamp or documentary taxes, excise or property taxes, assessments or charges made by any Governmental Authority by reason of the execution, delivery, registration or enforcement of this Agreement or any Notes (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 8.04) payable or paid by such Administrative Agent or Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Subject to subsection (d) below, each Lender that is a foreign person (i.e. a person who is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code) agrees to deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), unless the Lender is not legally entitled to do so, whichever of the following is applicable: (i) duly executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly executed originals of Internal Revenue Service Form W-8ECI, (iii) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate, in substantially the form of Exhibit G, or any other form approved by the Borrower and the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of

Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code and (y) duly executed originals of Internal Revenue Service Form W-8BEN, (iv) in the case of a Lender that is not the beneficial owner of payments made under this Agreement (including a partnership) (A) executed originals of IRS Form W-8IMY on behalf of itself and (B) the relevant forms prescribed in clauses (i), (ii), (iii), and (v) of this paragraph (d) that would be required of each beneficial owner (or partner) if the beneficial owner (or partner) were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, the Lender may provide the certificate required under paragraph (iii) above on behalf of such partners; and (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made. The Borrower and the Administrative Agent shall each be entitled to rely on such forms in its possession until receipt of any revised or successor form pursuant to the preceding sentence.

(e) If a Lender (including the Administrative Agent in its capacity as a Lender) at the time it first becomes a party to this Agreement (or because of a change in an Applicable Lending Office) is subject to a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Indemnified Taxes, except to the extent that, pursuant to Section 8.04(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office.

(f) If the Borrower is required to pay additional amounts to or for the account of any Lender (including the Administrative Agent in its capacity as a Lender) pursuant to this Section 8.04, then such Lender will change the jurisdiction of one or more Applicable Lending Offices so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, does not result in an unreimbursed cost and is not otherwise disadvantageous to such Lender.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 8.04 (including additional amounts paid pursuant to this Section 8.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority with respect to such refund) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 8.04(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 8.04(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 8.04(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), executed originals of Internal Revenue Service form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. Federal backup withholding tax.

(i) If a payment made to a Lender under this Agreement or any Assignment and Assumption would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 8.04(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j) Each Lender shall severally indemnify (i) the Administrative Agent for any Taxes (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) and (ii) the Borrower for any Taxes (other than Indemnified Taxes and Other Taxes), in each case attributable to such

Lender that are paid or payable by the Administrative Agent or the Borrower, respectively, in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date the Administrative Agent or the Borrower, respectively, makes demand therefor.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Termination of Participation of a Lender; New Lenders. (a) Notwithstanding any provision of this Agreement to the contrary (including Section 9.05 and Section 9.06), (1) upon receipt of notice from any Lender for compensation or indemnification pursuant to Section 8.01(c) or Section 8.04, (2) upon receipt of notice that the obligations of a Lender to make or maintain Euro-Dollar Loans has been suspended or (3) if a Lender shall become a Defaulting Lender, the Borrower shall have the right to terminate the Commitment in full of such Lender (a “Retiring Lender”) (if still in existence) and to prepay all outstanding Loans of such Lender. Such termination and/or prepayment pursuant to this Section 9.01(a) shall be effective on the tenth Domestic Business Day following the date of a notice thereof to the Retiring Lender through the Administrative Agent, subject to the satisfaction of the following conditions:

(i) in the event that on such effective date there shall be any Loan(s) of the Retiring Lender outstanding hereunder, the Borrower shall have prepaid on such date (x) the aggregate principal amount of such Loan(s) and (y) if and to the extent necessary, an additional aggregate principal amount of the Revolving Loans of the other Lenders such that, after giving effect to clause (iii) below, no Lender’s Outstanding Revolving Committed Amount shall exceed its Revolving Commitment and the Total Outstanding Revolving Amount shall not exceed the Total Revolving Commitments;

(ii) in addition to the payment of the principal of the Loans held by the Retiring Lender pursuant to clause (i) above, the Borrower shall have paid such Retiring Lender all accrued interest thereon, and facility fee and any other amounts then payable to it hereunder, including, without limitation, all amounts payable by the Borrower to such Lender under Section 2.14 by reason of the prepayment of Loans pursuant to clause (i) with respect to the period ending on such effective date; provided that the provisions of Section 8.01, Section 8.04 and Section 9.04 shall survive for the benefit of any Retiring Lender; and

(iii) in the case of termination of a Revolving Commitment, the respective Letter of Credit Liabilities of the Lenders shall be redetermined as of the effective date of such termination.

Upon satisfaction of the conditions set forth in clauses (i), (ii) and (iii) above, such Lender shall cease to be a Lender hereunder.

(b) In lieu of the termination of a Lender’s Commitment and/or prepayments of its Loans pursuant to Section 9.01(a), the Borrower may notify the Administrative Agent that the Borrower desires to replace such Retiring Lender with a new bank or banks (which may be one or more of the Lenders), which will purchase the Loans and (in the case of a Revolving Lender) assume the Commitment and Letter of Credit Liabilities of the Retiring Lender. Upon the Borrower’s selection of a bank to replace a Retiring Lender, such bank’s agreement thereto and the fulfillment of the conditions to assignment and assumption set forth in Section 9.08(c)(iii) such bank shall become a Lender hereunder for all purposes in accordance with Section 9.08(c)(iii).

Section 9.02. Notices. (a) All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (i) in the case of the Borrower or the Administrative Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (ii) in the case of any Lender, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (iii) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (x) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (y) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received or (z) if given by any other means, when delivered at the address specified in this Section.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 9.03. No Waivers. No failure or delay by either Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.04. Expenses; Indemnification. (a) The Borrower shall pay (i) reasonable, documented out-of-pocket expenses, including the reasonable fees and expenses of one special counsel for the Administrative Agent in connection with the preparation of this Agreement and (ii) if an Event of Default occurs, all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent and the Lenders, including reasonable fees and expenses of one outside counsel for the Administrative Agent and the Lenders (in addition to one local counsel in each applicable local jurisdiction if reasonably necessary as determined by the Administrative Agent and, if the Administrative Agent or one or more Lenders shall determine in good faith that there is an actual conflict between its interests and the interests of the Lenders or other Lenders, as the case may be, one additional counsel for each such Lender), in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.

(b) The Borrower agrees to indemnify the Administrative Agent and each Lender, their respective affiliates and the respective directors, officers, Administrative Agent and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and reasonable expenses of any kind, including, without limitation, the reasonable, documented fees and disbursements of one outside counsel selected by the Administration Agent for the Indemnitees (in addition to one local counsel in each applicable local jurisdiction if reasonably necessary as determined by the Administrative Agent and, to the extent one or more Indemnitees shall determine in good faith that there is an actual conflict between its interests and the interests of other Indemnitees, one additional counsel for each such Indemnitee), incurred by such Indemnitee in response to or in defense of any investigative, administrative or judicial proceeding brought or threatened against the Administrative Agent or any Lender relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans; provided that no Indemnitee shall have the right to be indemnified hereunder (i) to the extent such indemnification relates to relationships between or among each of, or any of, the

Administrative Agent, the Lenders or any Assignee or Participant or (ii) for such Indemnitee’s own gross negligence or willful misconduct or any bad faith breach by such Indemnitee of any of its material obligations hereunder as determined by a court of competent jurisdiction.

Section 9.05. Pro Rata Treatment. Except as expressly provided in this Agreement with respect to Competitive Bid Loans or otherwise, (a) each borrowing from, and change in the Commitments of, the Lenders shall be made pro rata according to their respective Commitments, and (b) each payment and prepayment on any Group of Loans shall be made to all applicable Lenders, pro rata in accordance with the unpaid principal amount of such Loans held by each of them.

Section 9.06. Sharing of Set-offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount then due with respect to the Loans and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount then due with respect to the Loans and Letter of Credit Liabilities held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and Letter of Credit Liabilities held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments shall be shared by the Lenders pro rata; provided nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under this Agreement.

Section 9.07. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of any Agent or Issuing Lender are affected thereby, by it). Notwithstanding the foregoing,

(a) no such amendment or waiver shall, unless signed by all affected Lenders (other than any Defaulting Lender if and as provided in Section 2.17 or as otherwise set forth in this Section 9.07),

(i) increase any Commitment,

(ii) reduce the principal of or rate of interest on any Loan or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder,

(iii) postpone the date fixed for any payment of principal of or interest on any loan or for reimbursement in respect of any Letter of Credit or interest thereon or any fees hereunder or for termination of any Commitment;

(iv) amend Section 9.08(c) to impose any additional requirements for Lender assignments;

(v) subordinate the obligations of the Borrower hereunder in right of payment to any other Debt of the Borrower; or

(vi) amend this Section 9.07, or any defined term used herein, so as to change the percentage of the aggregate amount of Credit Exposures which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement;

(b) any amendment or waiver which affects solely the rights and obligations of the Revolving Lenders (including without limitation any amendment or waiver of the conditions specified in Section 3.02 at any time subsequent to the Effective Date) shall be effective if and only if such amendment or waiver is in writing and is signed by the Borrower and the Required Revolving Lenders;

(c) any amendment or waiver which affects solely the rights and obligations of the Term Lenders shall be effective if and only if such amendment or waiver is in writing and is signed by the Borrower and the Required Term Lenders;

(d) this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Revolving Credit Facility (as defined below) to permit the refinancing or replacement of all Revolving Commitments with a replacement facility under this Agreement (a “Replacement Revolving Credit Facility”); provided that (a) the aggregate amount of commitments under such Replacement Revolving Credit Facility shall not exceed the aggregate amount of the replaced Revolving Commitments, (b) the maturity date of such Replacement Revolving Credit Facility shall not be earlier than the Termination Date and (c) the terms of such Replacement Revolving Credit Facility shall not adversely affect the Term Loans (it being agreed that the pricing terms of a Replacement Revolving Credit Facility shall not be deemed to adversely affect the Term Loans). The Administrative Agent shall not unreasonably withhold its consent to a Replacement Revolving Credit Facility. For the avoidance of doubt, a Replacement Revolving Credit Facility shall not require the consent of any Person other than the Administrative Agent, the Borrower and the Lenders providing such Replacement Revolving Credit Facility;

(e) this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant

Replacement Term Facility (as defined below) to permit the refinancing of all Term Loans with a replacement facility under this Agreement (a “Replacement Term Facility”); provided that (a) the aggregate amount of loans under such Replacement Term Facility shall not exceed the aggregate amount of the refinanced Term Loans, (b) the maturity date and weighted average life of such Replacement Term Facility shall not be earlier or shorter than the refinanced Term Loans and (c) the terms of such Replacement Term Facility shall not adversely affect the Revolving Credit Exposures (it being agreed that the pricing terms of a Replacement Term Facility shall not be deemed to adversely affect the Revolving Credit Exposures). The Administrative Agent shall not unreasonably withhold its consent to a Replacement Term Facility. For the avoidance of doubt, a Replacement Term Facility shall not require the consent of any Person other than the Administrative Agent, the Borrower and the Lenders providing such Replacement Term Facility; and

(f) The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all Revolving Lenders or Term Lenders, as applicable, to make one or more amendments or modifications to (A) allow the maturity and scheduled amortization of the Loans and/or Commitments of Accepting Lenders (as defined below) to be extended and (B) increase the pricing with respect to the Loans and Commitments of the Accepting Lenders (“Permitted Amendments”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made. The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent an agreement containing the terms of the Permitted Amendments (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made.

Section 9.08. Successors and Assigns; Participations; Novation. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, except in accordance with Section 5.04 and 5.07, the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the consent of all Lenders.

(b) Any Lender may, without the consent of the Borrower, but upon prior written notification to the Borrower, at any time sell to one or more Eligible Institutions (each a “Participant”) participating interests in any Loan owing to such Lender, any Note held by such Lender, the Commitment of such Lender hereunder, the Letter of Credit Liabilities of such Lender and any other interest of such Lender hereunder; provided that no prior notification to the Borrower is required in connection with the sale of a participating interest in a Competitive Bid Loan. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Note or Notes, if any, for all purposes under this Agreement and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.07(a) affecting such Participant without the consent of the Participant; provided further that such Participant shall be bound by any waiver, amendment or other decision that all Lenders shall be required to abide by pursuant to a vote by Required Lenders. Subject to the provisions of Section 9.08(d), the Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled (through the applicable Lender) to the benefits of Article 8 with respect to its participating interest; provided that such Participant shall be subject to Section 9.10 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-(c) of the United States Treasury Regulations or, if different under Sections 871(h) or 881(c) of the Internal Revenue Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. An assignment or other transfer which is not permitted by subsection (c) or (f) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) (i) Any Lender may at any time sell to one or more Eligible Institutions (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes. Each Assignee shall assume all such rights and obligations pursuant to an Assignment and Assumption Agreement. In no event shall (A) the Credit Exposure of any Class of a transferor Lender or a transferee Lender (together with the Credit Exposure of such Class of any affiliate of such Lender), after giving effect to any sale pursuant to this subsection (c), be less than $5,000,000, except as may result upon the transfer by a Lender of its Credit Exposure of any Class in its entirety, or (B) any sale pursuant to this subsection (c) result in the transferee Lender (together with its affiliates) holding more than 35% of the aggregate Credit Exposures, except to the extent that the Borrower and the Administrative Agent’s consent to such sale.

(ii) No interest may be sold by a Lender pursuant to this subsection (c) without the prior written consent of the Administrative Agent, the Issuing Lenders (solely in the case of Revolving Credit Exposure) and, so long as no Event of Default shall exist at the time, the Borrower, which consents, in each case, shall not be unreasonably withheld, provided however that sales to an affiliate of such Lender, or to another Lender, will not require the consent of the Borrower. For the purposes of this subsection (c)(ii), the withholding of consent by the Borrower shall not be deemed unreasonable if based solely upon the Borrower’s desire to (A) balance relative loan exposures to such Eligible Institution among all credit facilities of the Borrower or (B) avoid payment of any additional amounts payable to such Eligible Institution under Article 8 which would arise from such assignment. The Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by notice to the Administrative Agent within ten Domestic Business Days after having received notice thereof.

(iii) Upon (A) execution of an Assignment and Assumption Agreement, (B) delivery by the transferor Lender of an executed copy thereof, together with notice that the payment referred to in clause (C) below shall have been made, to the Borrower and the Administrative Agent and (C) payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement to the same extent as if it were an original party hereto with a Credit Exposure as set forth in such Assignment and

Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a correspondent extent, and no further consent or action by the Borrower, the Lenders or the Administrative Agents shall be required to effectuate such transfer. Each Assignee shall be bound by any waiver, amendment or other decision that all Lenders shall be required to abide by pursuant to a vote by Required Lenders.

(iv) Upon the consummation of any transfer to an Assignee pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested by the transferor Lender or the Assignee, a new Note or Notes shall be delivered from the Borrower to the transferor Lender and/or such Assignee. In connection with any such assignment, the Assignee or the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500.

(d) No Assignee, Participant or other transferee (including any successor Applicable Lending Office) of any Lender’s rights shall be entitled to receive any greater payment under Section 8.01 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.01 or Section 8.03 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(e) Each Lender may, upon the written consent of the Borrower, which consent shall not be unreasonably withheld, disclose to any Participant or Assignee (each a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower that has been delivered to such Lender by the Borrower pursuant to this Agreement or that has been delivered to such Lender by the Borrower in connection with such Lender’s credit evaluation prior to entering into this Agreement, subject in all cases to agreement by such Transferee or prospective Transferee to comply with the provisions of Section 9.15.

(f) Notwithstanding any provision of this Section 9.08 to the contrary, any Lender may assign or pledge any of its rights and interests in the Loans to a Federal Reserve Bank without the consent of the Borrower.

Section 9.09. Visitation. Subject to restrictions imposed by applicable security clearance regulations, the Borrower will upon reasonable prior notice and at times mutually agreed during normal business hours permit representatives of any Lender at such Lender’s expense to visit any of its major properties; provided that unless an Event of Default shall have occurred and be continuing, only one such visit shall be permitted in any fiscal year by all Lenders at all major properties.

Section 9.10. Collateral. Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.11. Reference Banks. If any Reference Bank assigns its rights and obligations hereunder to an unaffiliated institution, the Borrower shall, in consultation with the Administrative Agent, appoint another Lender to act as a Reference Bank hereunder. If any Lender which is also a Reference Bank becomes a Retiring Lender pursuant to the terms of this Agreement, the Borrower may, in consultation with the Administrative Agent, appoint a replacement Reference Bank.

Section 9.12. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the internal laws of the State of New York. Each of the Borrower, the Administrative Agent, the Auction Manager and the Lenders hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Borrower, the Administrative Agent, the Auction Manager and the Lenders irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.13. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.14. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENTS, THE AUCTION MANAGER AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.15. Confidentiality. (a) Each Lender agrees, with respect to any information delivered or made available by the Borrower to it that is clearly indicated to be confidential information or private data, to use all reasonable efforts to protect such confidential information from unauthorized use or disclosure and to restrict disclosure to only those Persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering this Agreement and the transactions contemplated hereby. Nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender, (ii) to its affiliates, officers, directors, employees, agents, attorneys and accountants who have a need to know such information in accordance with customary banking practices and who receive such information having been made aware of and having agreed to the restrictions set forth in this Section, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (v) which has been publicly disclosed, (vi) to the extent reasonably required in connection with any litigation to which any Agent or Lender, the Borrower or their respective affiliates may be a party, (vii) to the extent reasonably required in connection with the exercise of any remedy hereunder, (viii) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, provided that such person agree to be bound by the terms provided in this paragraph, and (ix) with the prior written consent of the Borrower; provided however, that before any disclosure is permitted under (iii) or (vi) of this Section 9.15, each Lender shall, if not legally prohibited, notify and consult with the Borrower, promptly and in a timely manner, concerning the information it proposes to disclose, to enable the Borrower to take such action as may be appropriate under the circumstances to protect the confidentiality of the information in question, and provided further that any disclosure under the foregoing proviso be limited to only that information discussed with the Borrower. The use of the term “confidential” in this Section 9.15 is not intended to refer to data classified by the government of the United States under laws and regulations relating to the handling of data, but is intended to refer to information and other data regarded by the Borrower as private.

(b) Each of the Lenders agrees to maintain the confidentiality of any information relating to a rate provided by a Reference Bank, except (i) to its directors, officers’ employees, advisors or affiliates (but, not to any of the foregoing involved in its process for submitting bids for determining LIBOR) on a confidential and need-to-know basis in connection herewith, (ii) as consented to by the applicable Reference Bank or (iii) as required by law, regulation, judicial or governmental order, subpoena or other legal process or as requested or required by any governmental or regulatory authority or exchange (in which case, to the extent permitted by law and except in the case of disclosures during the course of a regulatory examination, the applicable Lender agrees to inform the applicable Reference Bank promptly thereof prior to such disclosure).

Section 9.16. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MARTIN MARIETTA MATERIALS, INC.

By:	/s/ Anne H. Lloyd
	Name:	Anne H. Lloyd
	Title:	Executive Vice President and Chief Financial Officer
	Address:	2710 Wycliff Road
Raleigh, NC 27607
	Facsimile:	919-510-4700

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:	/s/ Aized Rabbani
	Name:	Aized Rabbani
	Title:	Executive Director

	Address:	Attn: Loan Agency Group
1111 Fannin
Houston, Texas 77002
	Facsimile:	713-750-2452

JPMORGAN CHASE BANK, N.A. as Lender

By:	/s/ Aized Rabbani
	Name:	Aized Rabbani
	Title:	Executive Director

BRANCH BANKING AND TRUST COMPANY as Co-Syndication Agent and Lender

By:	/s/ Jack M. Frost
	Name:	Jack M. Frost
	Title:	Senior Vice President

SUNTRUST BANK as Co-Syndication Agent and Lender

By:	/s/ Vinay Desai
	Name:	Vinay Desai
	Title:	Vice President

WELLS FARGO BANK, N.A. as Co-Syndication Agent and Lender

By:	/s/ Andrew G. Payne
	Name:	Andrew G. Payne
	Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

By:	/s/ Virginia Cosenza
	Name:	Virginia Cosenza
	Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Richard C. Brown
	Name:	Richard C. Brown
	Title:	Senior Vice President

REGIONS BANK, as Lender

By:	/s/ Anthony LeTrent
	Name:	Anthony LeTrent
	Title:	Senior Vice President

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ John Canty
	Name:	John Canty
	Title:	Senior Vice President

COMERICA BANK, as Lender

By:	/s/ Matthew A. Rybinski
	Name:	Matthew A. Rybinski
	Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ Andrew G. Payne
	Name:	Mustafa Khan
	Title:	Director

SCHEDULE I – PRICING SCHEDULE

Each of “Facility Fee Rate”, “Base Rate Margin”, “Euro-Dollar Margin” and “Letter of Credit Fee Rate” means, for any day, the rate set forth below (in basis points per annum) in the row opposite such term and in the column corresponding to the Pricing Level that apply for such day:

Revolving Commitments and Loans:

Pricing Level	Level I	Level II	Level III	Level IV	Level V

Facility Fee Rate	15.0	20.0	25.0	30.0	35.0
Base Rate Margin	10.0	17.5	25.0	45.0	65.0
Euro-Dollar Margin	110.0	117.5	125.0	145.0	165.0
Letter of Credit Fee Rate	110.0	117.5	125.0	145.0	165.0

Term Loans:

Pricing Level	Level I	Level II	Level III	Level IV	Level V

Base Rate Margin	25.0	37.5	50.0	75.0	100.0
Euro-Dollar Margin	125.0	137.5	150.0	175.0	200.0

For purposes of this Schedule, the following terms have the following meanings, subject to the further provisions of this Schedule:

“Level I Pricing” applies at any date if, at such date, the Borrower’s long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s.

“Level II Pricing” applies at any date if, at such date, (i) the Borrower’s long-term debt is rated BBB or higher by S&P or Baa2 or higher by Moody’s and (ii) Level I Pricing does not exist.

“Level III Pricing” applies at any date if, at such date, (i) the Borrower’s long-term debt is rated BBB- or higher by S&P or Baa3 or higher by Moody’s and (ii) neither Level I Pricing nor Level II Pricing exists.

“Level IV Pricing” applies at any date if, at such date, (i) the Borrower’s long-term debt is rated BB+ or higher by S&P or Ba1 or higher by Moody’s and (ii) none of Level I Pricing, Level II Pricing and Level III Pricing exists.

“Level V Pricing” applies at any date if, at such date, no other Pricing Level applies.

“Moody’s” means Moody’s Investors Service, Inc.

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV or Level V applies at any date.

“S&P” means Standard & Poor’s (a division of The McGraw-Hill Companies, Inc.).

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. In the case of split ratings from Moody’s and S&P, the Pricing Level will be determined on the basis of the higher rating, provided that if the split is more than one notch, then the Pricing Level will be determined on the basis of a rating one notch below the higher rating. The ratings in effect for any day are those in effect at the close of business on such day, and the Euro-Dollar Margin and Facility Fee Rate may change from time to time during any Interest Period as a result of changes in the Pricing Level during such Interest Period.

SCHEDULE II – COMMITMENT SCHEDULE

Lender	Revolving Commitment	Term Commitment
JPMorgan Chase Bank, N.A.	$46,666,666.67	$33,333,333.33
Branch Banking and Trust Company	$46,666,666.67	$33,333,333.33
Deutsche Bank AG New York Branch	$46,666,666.67	$33,333,333.33
SunTrust Bank	$46,666,666.67	$33,333,333.33
Wells Fargo Bank, N.A.	$46,666,666.67	$33,333,333.33
PNC Bank, National Association	$29,166,666.67	$20,833,333.33
Regions Bank	$29,166,666.67	$20,833,333.33
The Northern Trust Company	$29,166,666.67	$20,833,333.33
Comerica Bank	$14,583,333.32	$10,416,666.68
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$14,583,333.32	$10,416,666.68
Total	$350,000,000.00	$250,000,000.00

SCHEDULE III – EXISTING LETTERS OF CREDIT

Beneficiary	Issuing Lender	Issue Date	Expiry Date	Amount	LC Number
Johnson County, Kansas	Wells Fargo Bank, N.A.	11/29/2006	3/31/2016	$75,000.00	SM222996
Johnson County, Kansas	Wells Fargo Bank, N.A.	5/22/2006	6/20/2016	$1,887,900.00	SM220025
Larimer County, Colorado	Wells Fargo Bank, N.A.	4/18/2012	5/8/2014	$413,857.00	IS0011420
Larimer County, Colorado	Wells Fargo Bank, N.A.	4/18/2012	4/30/2014	$129,971.00	IS0011413

Schedule 5.11(c)

Investments

The Borrower and Concrete Supply Company, a non-wholly owned subsidiary of the Borrower (“CSC”), are co-borrowers of a secured loan in an aggregate principal amount of $24,000,000 under an Amended and Restated Loan Agreement. This investment is treated as an off-balance sheet guarantee by the Borrower for accounting purposes.

The Borrower has made loans to CSC in an aggregate principal amount of approximately $10,000,000 pursuant to a Promissory Note (Equipment Refinance Loan) and Pledge Agreement. These loans are secured and are reflected on the balance sheet of the Borrower for accounting purposes.

Schedule 5.11(d)

Related Businesses

Composite technology

Ready mixed concrete

Asphalt

Laydown

Construction

Recycled materials

Rail-related products and services

Trucking/transportation/rail cars and related equipment

Loading/unloading services

Technical services

Wind/water/alternative energy

EXHIBIT A-1

TERM NOTE

New York, New York

                 , 20

For value received, Martin Marietta Materials, Inc., a North Carolina corporation (the “Borrower”), promises to pay to the order of                                          (the “Term Lender”), for the account of its Applicable Lending Office, the unpaid principal of each Term Loan made by the Term Lender to the Borrower pursuant to the Credit Agreement referred to below in the amounts and on the dates provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Term Loan on the dates and at the rate provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of JPMorgan Chase Bank, N.A., One Chase Manhattan Plaza, New York, New York.

All Term Loans made by the Term Lender, the respective types thereof and all repayments of the principal thereof shall be recorded by the Term Lender and, if the Term Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Term Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Term Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Term Notes referred to in the Credit Agreement dated as of November 29, 2013 (as the same may be amended from time to time, the “Credit Agreement”) among Martin Marietta Materials, Inc., the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, N.A., Branch Banking and Trust Company and SunTrust Bank, as Co-Syndication Agents. Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

This note shall be governed by, and construed in accordance with, the laws of the State of New York.

A-1-1

MARTIN MARIETTA MATERIALS, INC.

By:
Name:
Title:

A-1-2

TERM LOANS AND PAYMENTS OF PRINCIPAL

Amount	Date	Type of Term Loan	Amount of Term Loan	Principal Repaid	Notation Made By

A-1-3

EXHIBIT A-2

REVOLVING CREDIT NOTE

New York, New York

                 , 20

For value received, Martin Marietta Materials, Inc., a North Carolina corporation (the “Borrower”), promises to pay to the order of                                          (the “Revolving Lender”), for the account of its Applicable Lending Office, the unpaid principal amount of each Revolving [and Competitive Bid] Loan made by the Revolving Lender to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Revolving [and Competitive Bid] Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of JPMorgan Chase Bank, N.A., One Chase Manhattan Plaza, New York, New York.

All Revolving [and Competitive Bid] Loans made by the Revolving Lender, the respective types thereof and all repayments of the principal thereof shall be recorded by the Revolving Lender and, if the Revolving Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Revolving [and Competitive Bid] Loan then outstanding may be endorsed by the Revolving Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Revolving Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Revolving Credit Notes referred to in the Credit Agreement dated as of November 29, 2013 (as the same may be amended from time to time, the “Credit Agreement”) among Martin Marietta Materials, Inc., the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, N.A., Branch Banking and Trust Company and SunTrust Bank, as Co-Syndication Agents. Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

This note shall be governed by, and construed in accordance with, the laws of the State of New York.

A-2-1

MARTIN MARIETTA MATERIALS, INC.

By:
Name:
Title:

A-2-2

REVOLVING LOANS AND PAYMENTS OF PRINCIPAL

Amount	Date	Type of Revolving Loan	Amount of Revolving Loan	Principal Repaid	Notation Made By

A-2-3

EXHIBIT B

FORM OF COMPETITIVE BID QUOTE REQUEST

[Date]

To:	JPMorgan Chase Bank, N.A. (the “Administrative Agent”)

From:	Martin Marietta Materials, Inc.

Re:	Credit Agreement dated as of November 29, 2013 (as the same may be amended from time to time, the “Credit Agreement”) among Martin Marietta Materials, Inc., the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, N.A., Branch Banking and Trust Company and SunTrust Bank, as Co-Syndication Agents

We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:

Principal Amount*	Interest Period**
$

Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

Terms used herein have the meanings assigned to them in the Credit Agreement.

MARTIN MARIETTA MATERIALS, INC.

By:
Name:
Title:

*	Amount must be $5,000,000 or a larger multiple of $1,000,000.
**	Not less than one month (LIBOR Auction) or not less than seven days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

B-1

EXHIBIT C

FORM OF INVITATION FOR COMPETITIVE BID QUOTES

To:	[Name of Revolving Lender]

Re:	Invitation for Competitive Bid Quotes to Martin Marietta Materials, Inc. (the “Borrower”)

Pursuant to Section 2.03 of the Credit Agreement dated as of November 29, 2013 (as the same may be amended from time to time, the “Credit Agreement”) among Martin Marietta Materials, Inc., the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, N.A., Branch Banking and Trust Company and SunTrust Bank, as Co-Syndication Agents, we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:

Principal Amount	Interest Period
$

Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

Please respond to this invitation by no later than [2:00 P.M.] [9:30 A.M.] (New York City time) on [date].

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
	Title:	Authorized Officer

C-1

EXHIBIT D

FORM OF COMPETITIVE BID QUOTE

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Re:	Competitive Bid Quote to Martin Marietta Materials, Inc. (the “Borrower”)

In response to your invitation on behalf of the Borrower dated             , 20    , we hereby make the following Competitive Bid Quote on the following terms:

Quoting Revolving Lender:

Person to contact at Quoting Revolving Lender:

Date of Borrowing:             *

We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal Amount**	Interest Period***	Competitive Bid Margin****	Absolute Rate*****
$
$

*	As specified in the related Invitation.
**	Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Lender is willing to lend. Bids must be made for $5,000,000 or a larger multiple of $1,000,000.
***	Not less than one month (LIBOR Auction) or not less than seven days (Absolute Rate Auction), as specified in the related Invitation. No more than five bids are permitted for each Interest Period.
****	Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether “PLUS” or “MINUS”.
*****	Specify rate of interest per annum (to the nearest 1/10,000th of 1%).

D-1

[Provided, that the aggregate principal amount of Competitive Bid Loans for which the above offers may be accepted shall not exceed $        .]**

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement dated as of November 29, 2013 (as the same may be amended from time to time, the “Credit Agreement”) among Martin Marietta Materials, Inc., the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, N.A., Branch Banking and Trust Company and SunTrust Bank, as Co-Syndication Agents irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part.

Very truly yours, [NAME OF BANK]

By:			By:
	Name:			Name:
	Title:	Authorized Officer		Title:	Authorized Officer

D-2

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of             , 20     among [ASSIGNOR] (the “Assignor”), [ASSIGNEE] (the “Assignee”), MARTIN MARIETTA MATERIALS, INC. (the “Borrower”), JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”) and [ISSUING LENDER(S)], as Issuing Lender(s).

W I T N E S S E T H

WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Credit Agreement dated as of November 29, 2013 (as the same may be amended from time to time, the “Credit Agreement”) among Martin Marietta Materials, Inc., the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, N.A., Branch Banking and Trust Company and SunTrust Bank, as Co-Syndication Agents;

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans [and participate in Letters of Credit] in an aggregate principal amount at any time outstanding not to exceed $        ,000,000;

WHEREAS, [Revolving][Term] Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $         are outstanding at the date hereof;

[WHEREAS, Letters of Credit with a total principal amount available for drawing thereunder of $         are outstanding at the date hereof]; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its [Term Loans][Revolving Commitment] thereunder in an amount equal to $         (the “Assigned Amount”), [together with a corresponding portion of its outstanding Revolving Loans and Letter of Credit Liabilities,] and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

Section 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the [Revolving][Term] Loans made by, [and Letter of Credit Liabilities of,] the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, the Borrower and the Administrative Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof [(i)] the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a [Revolving][Term] Lender under the Credit Agreement with a [Revolving Commitment][Term Loan] in an amount equal to the Assigned Amount, [and (ii) the Revolving Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount] and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

Section 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in immediately available funds the amount heretofore agreed between them.* [It is understood that facility and Letter of Credit fees accrued to the date hereof in respect of the Assigned Amount are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee.] Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

[Section 4. Consents. This Agreement is conditioned upon the consent of the Borrower, the Issuing Lenders and the Administrative Agent pursuant to Section 9.08 of the Credit Agreement; provided, if an Assignee is (i) any Person which controls, is controlled by, or is under common control with, or is otherwise substantially affiliated with such transferor Lender or (ii) another Lender, no such consent of the Borrower or the Administrative Agent shall be required. The execution of this Agreement by the Borrower, the Issuing Lenders and the Administrative Agent, as applicable, is evidence of this consent.]

*	Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

Section 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Borrower or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any [Term][Revolving Credit] Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

Section 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing assignment:

MARTIN MARIETTA MATERIALS, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

[ISSUING LENDER

By:
Name:
Title:]

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

JPMorgan Chase Bank, N.A.

as Administrative Agent

Attention:

Re:         Compliance Certificate

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of November 29, 2013 among Martin Marietta Materials, Inc., the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, N.A., Branch Banking and Trust Company and SunTrust Bank, as Co-Syndication Agents (such agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); capitalized terms used herein without definition shall have the meanings assigned those terms in the Credit Agreement.

This Certificate is furnished to the Administrative Agent for the benefit of the Lenders pursuant to Section 5.01 of the Credit Agreement.

The undersigned,                                         , hereby certifies to the Administrative Agent for the benefit of the Lenders as follows:

1 Authority. I am the duly elected, qualified and acting                      of the Borrower.

2. This certificate is for the period ended                  , 20     (the “Certification Date”).

3. Financial Statements. The accompanying consolidated statements of earnings and cash flows of the Borrower and the Consolidated Subsidiaries [for the period from the beginning of the fiscal year to the Certification Date] [for the fiscal year ended on the Certification Date] and the related consolidated balance sheet of the Borrower and the Consolidated Subsidiaries as at the end of such [fiscal period] [year], fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and the Consolidated Subsidiaries as of the end of such [period] [year] and for the [period] [year] involved[, subject, however, to year-end audit adjustments].

F-1

4. No Default. To my knowledge, no Default has occurred or is continuing as of the date of this certificate, except as set forth below:

[5. Specified Acquisition. A Specified Acquisition by [Borrower or a Subsidiary of Borrower] of [Target] was consummated on [date]. The conditions set forth in clauses (i) and (ii) of the proviso to the first paragraph of Section 5.09 of the Credit Agreement have been satisfied.]

6. Maximum Leverage Ratio Calculation. The financial data and computations supporting the Borrower’s compliance on and as of the Certification Date with the financial covenant contained in Section 5.09 of the Credit Agreement are set forth below, and such financial data and computations are true, correct, and complete:

(A) Consolidated Debt

(B) Consolidated EBITDA

Actual leverage (A)/(B)

Maximum Allowable Leverage	3.50 to 1.00
(under certain circumstances set forth in Section 5.09 of the Credit Agreement, Maximum Allowable Leverage can be 3.75 to 1.00)

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date set forth below.

MARTIN MARIETTA MATERIALS, INC.

By:
Name:
Title:

Dated:             , 20

F-2

EXHIBIT G

FORM OF EXEMPTION CERTIFICATE

Reference is hereby made to that certain Credit Agreement, dated as of November 29, 2013 among MARTIN MARIETTA MATERIALS, INC. (the “Borrower”), the LENDERS listed on the signature pages hereof and JPMORGAN CHASE BANK, N.A., as Administrative Agent, and WELLS FARGO BANK, N.A., BRANCH BANKING AND TRUST COMPANY and SUNTRUST BANK, as Co-Syndication Agents (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”). Pursuant to the provisions of Section 8.04(d) of the Credit Agreement, the undersigned hereby certifies that it is not (i) a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20

G-1